UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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SUNTRUST BANKS, INC.

(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, April 28, 2015

TIME:	9.30 A.M. Local Time

PLACE:	Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia

To the Shareholders of SunTrust Banks, Inc.

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30303 on Tuesday, April 28, 2015, at 9:30 a.m. local time, for the following purposes:

1.	To elect 12 directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected,

2.	To approve, on an advisory basis, the Company’s executive compensation,

3.	To ratify the appointment of Ernst & Young LLP as our independent auditor for 2015, and

4.	To consider a shareholder proposal, if properly presented at the Annual Meeting.

Only shareholders of record at the close of business on February 19, 2015 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Voting can be completed in one of four ways:

online at www.investorvote.com/STI	returning the proxy card BY MAIL

calling toll-free from the United States, U.S. territories and Canada at 1-800-652-VOTE (8683)	or attending the meeting to vote IN PERSON

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2015. The 2014 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2014 are also available at www.proxydocs.com/sti.

For your convenience, we will offer an audio webcast of the meeting. If you choose to listen to the webcast, go to investors.suntrust.com relations shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our website beginning the afternoon of April 28. Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described below prior to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Raymond D. Fortin,

Corporate Secretary

March 16, 2015

IMPORTANT NOTICE: Whether or not you plan to attend the Annual Meeting, please vote your shares: (1) via a toll-free telephone call, (2) via the Internet, or (3) if you received a paper copy of this proxy statement, by completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters (including the election of directors). It is important that you provide voting instructions because brokers and other nominees do not generally have authority to vote your shares for the election of directors without instructions from you.

PROXY SUMMARY	1

Proxy Statement and Solicitation	3
Webcast of Annual Meeting	3
Voting Your Shares	3
Quorum and Voting	3
Record Date and Shares Outstanding	3

Communications with Directors	4
Shareholder Proposals for Next Year’s Meeting	4
Attending the Meeting and Other Matters	4
Householding	4

CORPORATE GOVERNANCE	5

Majority Voting	5
Corporate Governance and Director Independence	5
Codes of Ethics and Committee Charters	6
Board’s Role in the Risk Management Process	6
Section 16(a) Beneficial Ownership Reporting Compliance	6
Compensation Committee Interlocks and Insider Participation	6
Policies and Procedures for Approval of Related Party Transactions	6

NOMINEES FOR DIRECTORSHIP (ITEM 1)	10

Board Committees and Attendance	12
Membership by Director	12

Membership by Committee	12
2014 Director Compensation	14

EXECUTIVE OFFICERS	15

EXECUTIVE COMPENSATION	17

Compensation Discussion and Analysis	17
Compensation Committee Report	29
2014 Summary Compensation Table	30
2014 Grants of Plan-Based Awards	31
Equity Compensation Plans	32
Option Exercises and Stock Vested in 2014	32

Outstanding Equity Awards at December 31, 2014	33
2014 Pension Benefits Table	35
2014 Nonqualified Deferred Compensation Table	37
2014 Potential Payments Upon Termination or Change in Control	38

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 2)	41

Audit Fees and Related Matters	42
Audit and Non-Audit Fees	42

Audit Committee Policy for Pre-Approval of Independent Auditor Services	42

RATIFICATION OF INDEPENDENT AUDITOR (ITEM 3)	43

Audit Committee Report	43

SHAREHOLDER PROPOSAL (ITEM 4)	44

Statement of the Board of Directors in Opposition to the Shareholder Proposal	45

Stock Ownership of Directors, Management, and Certain Principal Shareholders	46

SUNTRUST BANKS, INC.

303 PEACHTREE STREET, N.E.

ATLANTA, GEORGIA 30308

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Date and Time: April 28, 2015 at 9:30 AM

Place: SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Suite 105, Atlanta, Georgia, 30303

Record Date: February 19, 2015

Audio Webcast: investors.suntrust.com

How to Vote:
online at www.investorvote.com/STI
calling toll-free from the United States, U.S. territories and Canada at 1-800-652-VOTE (8683)
returning the proxy card BY MAIL
or attending the meeting to vote IN PERSON

SunTrust at a Glance

General*	Governance	Compensation

• 1,445 branches in 12 states • $190 billion total assets • 24,638 employees • NYSE: STI • 16% total shareholder return in 2014	• all independent directors other than CEO • lead independent director • directors elected annually • majority vote standard in bylaws	• strong clawback policies • share retention requirements • 70% of NEO target long-term compensation is at risk • double-triggers required for Change-in- Control severance

*	as of December 31, 2014.

Meeting Agenda and Voting Recommendation

Proposal	Board’s Recommendation	Page Reference
1. Election of 12 Directors	FOR EACH	10
2. Advisory Vote To Approve Executive Compensation	FOR	41
3. Ratification of Independent Auditor	FOR	43
4. Shareholder Proposal	AGAINST	44

SunTrust Banks, Inc. - 2015 Proxy Statement	1

Proxy Summary

Director Nominees (Proposal No. 1, page 10)

Each director nominee is elected annually by a majority of votes cast. See pages 10-11 of this proxy statement for more information.

Director	Age	Since	Independent	Committees
Robert M. Beall, II	71	2004	✓	AC, CC
Paul R. Garcia	62	2014	✓	CC, RC
David H. Hughes	71	1984	✓	GN, RC
M. Douglas Ivester	68	1998	✓	EC, GN, RC
Kyle Prechtl Legg	63	2011	✓	AC, CC,* EC
William A. Linnenbringer	66	2010	✓	AC, GN
Donna S. Morea	60	2012	✓	CC, RC
David M. Ratcliffe	66	2011	✓	CC, EC, RC*
William H. Rogers, Jr.	57	2011	CEO	EC*
Frank P. Scruggs, Jr.	63	2013	✓	CC, RC
Thomas R. Watjen	60	2010	✓	AC,* EC, GN
Dr. Phail Wynn, Jr.	67	2004	✓	AC, EC, GN*

AC	Audit Committee	EC	Executive Committee
CC	Compensation Committee	GN	Governance and Nominating Committee
*	Committee Chair	RC	Risk Committee

Advisory Vote to Approve Executive Compensation (Proposal No. 2, page 41)

Our shareholders have the opportunity to cast a non-binding advisory vote to approve our executive compensation. We recommend that you review our Compensation Discussion and Analysis, which begins on page 17 for a description of the actions and decisions of the Compensation Committee of the Board during 2014 regarding our compensation programs, as well as the accompanying compensation tables and related narrative. We are pleased that last year our shareholders approved executive compensation by more than 90% of votes cast.

Ratification of the Independent Auditor (Proposal No. 3, page 43)

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2007. Shareholders are being asked to ratify the appointment of Ernst & Young by the Audit Committee for 2015.

Shareholder Proposal (Proposal No. 4, page 44)

We have received notice of the intention of shareholders to present a proposal for voting at the 2015 Annual Meeting. The Board recommends a vote against this shareholder proposal.

2	SunTrust Banks, Inc. - 2015 Proxy Statement

Proxy Statement

Proxy Statement

Proxy Statement and Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, 30303, on Tuesday, April 28, 2015, at 9:30 a.m. local time. We are first mailing this proxy statement and the enclosed proxy to our shareholders on or about March 16, 2015. We will bear the cost of soliciting proxies. SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Proxies may also be solicited by our employees. Proxies may be solicited in person, by physical and electronic mail, and by telephone call.

Webcast of Annual Meeting

We are pleased to offer an audio webcast of the 2015 Annual Meeting. If you choose to listen to the webcast, go to the “Investor Relations” website at investors.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on the Investor Relations website beginning the afternoon of April 28, 2015 and available until April 27, 2016. The webcast will only allow you to listen to the meeting. Please note that you will not be able to vote your shares or otherwise participate in the meeting via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

Voting Your Shares

Whether or not you plan to attend the Annual Meeting, please vote your shares: (1) via the Internet, (2) via a toll-free telephone call, or (3) if you received a paper copy of this proxy statement, by completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided. You can simplify your voting and reduce our costs by voting your shares via the Internet or telephone. We have designed the Internet and telephone voting procedures to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by the Internet or telephone, and you received a paper copy of this proxy statement, please complete, date, sign and return the proxy card.

You may revoke your proxy at any time by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you return your proxy and do not specify how you would like your shares voted, then the proxies for the proposals described below will be voted as recommended by the Board of Directors, which we refer to as the “Board.”

Quorum and Voting

Quorum. The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

Vote Required. If a quorum is present, in order to be elected each nominee for election as director must receive more votes cast for such nominee’s election than against such nominee’s election (Item 1). If a quorum is present, all other matters shall be approved if the votes cast favoring the action exceed the votes cast opposing the action.

Broker Non-Votes. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and the nominee does not have discretionary voting power with respect to that item. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Under New York Stock Exchange rules, brokers or other nominees may not vote your shares on certain matters unless they receive instructions from you. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power only for Item 3, the ratification of Ernst & Young LLP as our independent auditor, but not any other items. As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Item 3, and not on Items 1, 2, and 4. Accordingly, it is important that you provide voting instructions to your broker or other nominee so that your shares may be voted.

Effect of Abstentions and Broker Non-Votes. If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote.

Record Date and Shares Outstanding

Each common shareholder of record at the close of business on February 19, 2015—the record date—is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote

SunTrust Banks, Inc. - 2015 Proxy Statement	3

Proxy Statement

on any matter coming before a meeting of our shareholders. Our Perpetual Preferred Stock, Series A, B, E, and F, generally are not entitled to vote. On February 19, 2015, the record date for the Annual Meeting, there were 524,797,778 shares of SunTrust common stock outstanding.

Communications with Directors

The Board has adopted a process to facilitate written correspondence by shareholders or other interested parties to the Board. Persons wishing to write to the Board or a specified director, including the Lead Director, the non-management directors as a group, the chairman of a Board committee, or a committee of the Board, should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board or to the applicable director or directors if so designated by such person.

Shareholder Proposals for Next Year’s Meeting

A shareholder who desires to have his or her proposal included in next year’s proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 must deliver the proposal to our principal executive offices no later than the close of business on November 16, 2015 and not before October 17, 2015 in order to be timely under such rule and our bylaws. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), and the class and number of our shares beneficially owned by the shareholder. In addition, the proponent should provide a complete description of any material economic or other interest of the proponent and of their affiliates and associates in order to satisfy the requirements of our Bylaws and to allow us to satisfy the requirements of SEC Regulation 14A. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. In addition, SEC rules generally permit management to vote proxies in its discretion for such proposals (1) provided we advise shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, if we receive notice of the proposal on or after October 17, 2015 and before the close of business on November 16, 2015; and (2) provided we advise shareholders in next year’s Proxy Statement that such proxy will confer such authority and if we do not receive notice of the proposal on or after October 17, 2015 and before the close of business on November 16, 2015.

Attending the Meeting and Other Matters

Only persons who can demonstrate that they were shareholders of record on the record date (February 19, 2015) or their proxies are entitled to attend and participate in the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares. If you are a shareholder of record and received your proxy materials (or notice of internet availability of proxy materials) by mail, your admission ticket is attached to your proxy card (or notice of internet availability of proxy materials). If you received your proxy materials by e-mail and voted your shares electronically via the Internet, you can print an admission ticket after you have voted by clicking on the link provided. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of common stock as of February 19, 2015 with you to the meeting. Large bags, cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and individuals not complying with this request are subject to dismissal from the Annual Meeting. In the event of an adjournment, postponement or emergency that changes the time, date or location of the Annual Meeting, we will make an announcement, issue a press release or post information on our website, investors.suntrust.com under the heading “Governance,” to notify shareholders. If any other item or proposal may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the meeting, then the proxies will be voted in accordance with the discretion of the proxy holders.

Householding

As permitted by applicable law, we may deliver only one copy of this Proxy Statement, our annual report, or our notice of internet availability of proxy materials to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares. Shareholders of record residing at the same address that receive multiple copies of the Proxy Statement may contact our transfer agent, Computershare, to request that only a single copy of the Proxy Statement be mailed in the future. Contact Computershare by phone at (866) 299-4214 or by mail at 250 Royall Street, Canton, MA 02021. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares. Beneficial owners should contact their broker or bank.

4	SunTrust Banks, Inc. - 2015 Proxy Statement

Corporate Governance

Corporate Governance

Majority Voting

Our Bylaws provide for the annual election of directors. The Bylaws further provide that, in an election of directors in which the only nominees for election are persons nominated by the Board (an “uncontested election”), in order to be elected each nominee must receive more votes cast for such nominee’s election than against such nominee’s election. If the director election is not an uncontested election, then directors are elected by a plurality of the votes cast. In connection with uncontested director elections, votes cast exclude abstentions with respect to a director’s election.

If a nominee who presently serves as a director does not receive the required vote for reelection in an uncontested election, Georgia law provides that such director will continue to serve on the Board as a “holdover” director. Georgia corporate law generally gives such unelected “holdover” directors all of the same powers as directors elected by a majority vote until such holdover-director’s successor is elected and qualified. A successor cannot be elected until there is another meeting of shareholders, and these typically occur only once a year unless we incur the time and expense of a special meeting of shareholders. To prevent holdover directors from remaining on our board, and to better effectuate the intentions of our shareholders, our Corporate Governance Guidelines require such a director to tender his or her written resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee (the “Committee”) within five days following certification of the shareholder vote.

However, the resignation of a director may adversely affect us. For this reason, we do not make resignations tendered in such context automatically effective. Rather, after the director submits his or her mandatory resignation, the Committee will then consider the resignation and, within 45 days following the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning whether to accept or reject the resignation. In determining its recommendation, the Committee will consider all factors deemed relevant by the Committee members including, without limitation, any stated reason or reasons why shareholders did not vote for the director’s reelection, the qualifications of the director (including, for example, whether the director serves on the Audit Committee as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of SunTrust and our shareholders. The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the failure of the director to receive the necessary votes for reelection.

To constrain the Board’s discretion in considering such resignations, we have adopted specific procedural requirements in our Corporate Governance Guidelines. In addition to the 45-day deadline above, our Corporate Governance Guidelines require the Board to take formal action on the Committee’s recommendation no later than 75 days following the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant. Our Corporate Governance Guidelines require us to publicly disclose the Board’s decision in a Current Report (Form 8-K) filed with the Securities and Exchange Commission together with an explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation, within four business days after the Board makes its decision. No director who is required to tender his or her resignation may participate in the Committee’s deliberations or recommendation, and the Corporate Governance Guidelines contain provisions addressing how the determination of whether to accept or reject a resignation is made if a majority of the members of the Committee fails to receive the necessary vote for reelection. Generally, in such case, the determination will be made by independent directors who received the necessary vote for election or reelection. If the Board accepts a director’s resignation, then any resulting vacancy may be filled by the Board in accordance with the Bylaws, or the Board in its discretion may decrease the size of the Board pursuant to the Bylaws.

Corporate Governance and Director Independence

The Board has determined that all of our directors, except our Chairman and CEO, are independent. Specifically, it determined that the following current directors are independent after applying the guidelines described below: Robert M. Beall, II, Paul R. Garcia, David H. Hughes, M. Douglas Ivester, Kyle Prechtl Legg, William A. Linnenbringer, Donna S. Morea, David M. Ratcliffe, Frank P. Scruggs, Jr., Thomas R. Watjen, and Phail Wynn, Jr. Additionally, each member of our Audit Committee, Compensation Committee, the Governance and Nominating Committee, and Risk Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

We include our independence standards in our Corporate Governance Guidelines. You can view these on our website, investors.suntrust.com under the heading “Governance.” An independent director is one who is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or

SunTrust Banks, Inc. - 2015 Proxy Statement	5

Corporate Governance

organizations with which the director has an affiliation. The Board pays particular attention to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest. In doing so, the Board considers, among other things, all extensions of credit between the Company and the director (including his or her related interests).

Generally, we do not consider independent any director who is an executive officer of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such company’s consolidated gross revenues. We also do not consider independent any director to whom we have extended credit, or who is also an executive officer of a company to which we have extended credit, unless such credit meets the substantive requirements of Federal Reserve Regulation O. Regulation O requires that, when making loans to our executive officers and directors, we do so on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board reviews any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

Codes of Ethics and Committee Charters

We have a Senior Financial Officers Code of Ethical Conduct that applies to our senior financial officers, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Code of Conduct that applies to all employees, and a Code of Business Conduct and Ethics for members of the Board. These three Codes of Conduct, as well as our Corporate Governance Guidelines, and the charters for each of the Audit, Compensation, Executive, Governance and Nominating Committee, and Risk Committees of the Board can be found on our website, investors.suntrust.com under the heading “Governance.”

Board’s Role in the Risk Management Process

The Board oversees and monitors the Company’s risk management processes. The Board’s Risk Committee outlines our risk principles and management framework, and sets high level strategy and risk tolerances. Our risk profile is managed by our Chief Risk Officer. The Chief Risk Officer is an executive officer appointed by and reporting to the Risk Committee and the CEO. The Chief Risk Officer meets at least quarterly with the Risk Committee of the Board. The chair of the Risk Committee makes a full report of each Risk Committee meeting to the full Board at each Board meeting. In addition, the Chief Risk Officer also meets with the full Board at each meeting. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis. Additionally, the Company has other risk-monitoring processes. For example, certain financial risks are also monitored by officers who report to the Chief Financial Officer. In turn, the Chief Financial Officer and appropriate financial risk personnel attend the meetings of the Audit Committee of the Board. As with the Risk Committee, the Chair of the Audit Committee makes a full report of each Audit Committee meeting to the full Board at each Board meeting and, when circumstances warrant, the Chief Financial Officer and other financial risk personnel meet with the full Board.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2014 our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except for a single report by Mr. Ratcliffe pertaining to a single grant which was filed late due to an administrative delay related to technical difficulties with electronic filing software.

Compensation Committee Interlocks and

Insider Participation

We have no compensation committee interlocks. Messrs. Beall, Correll, Crowe, Garcia, Ratcliffe, and Scruggs, and Ms. Legg and Ms. Morea, constitute all of the directors who served on our Compensation Committee at any time during 2014. Each is or was an independent, outside director, and none is a current or former officer or employee of SunTrust.

During 2014, our bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of our directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approval of

Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

6	SunTrust Banks, Inc. - 2015 Proxy Statement

Corporate Governance

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by SunTrust Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only (i) if the Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board. The Governance and Nominating Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of SunTrust.

Transactions with Related Persons, Promoters, and Certain Control Persons

We have no transactions with related parties other than normal, arm’s-length banking and other credit transactions that comply with Federal Reserve Regulation O. Our Board reviews these relationships, but for the reasons below, we do not view them as impairing a director’s independence.

We generally consider credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to those offered to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O are consistent with director independence. In other words, we do not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and to follow credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons not related to the lender. Such loans also may not involve more than the normal risk of collectability or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from us, for property or services in an amount which, in any fiscal year, is greater than $1 million or 2% of such director’s company’s consolidated gross revenues.

Executive Sessions

Each committee and board meeting generally includes a meeting of the independent directors in executive session, and with respect to full board meetings such meetings are presided over by a Lead Director selected by a majority of independent directors. M. Douglas Ivester presently serves as the Lead Director.

CEO and Management Succession

The Board of Directors considers management evaluation and succession planning to be one of its most important responsibilities. Our Corporate Governance Guidelines specify that our Board is responsible for developing a succession plan for our CEO and other senior executive officers. Annually, the non-executive directors of the Board meet with the CEO to discuss his potential successors and related issues. After these meetings, the Board may update its CEO succession plan as appropriate. In addition, the CEO maintains in place at all times a confidential procedure for the timely and efficient transfer of his duties in the event of an emergency or departure. The CEO also periodically reviews with the non-executive directors the performance of other key members of the Company’s senior management and any succession issues relating to those individuals.

Board Leadership Structure

Our Board is led by a Chairman selected by the Board from time to time. Presently, William H. Rogers, Jr., our CEO, is also Chairman of the Board. All of our other directors are independent. The Board has determined that selecting our CEO as Chairman is in our best interests because it promotes unity of vision for the leadership of the Company and avoids potential conflict among directors. The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these are offset by existing safeguards which include the designation of a lead director, regular meetings of the independent directors in executive session without the presence of insiders, the Board’s succession plan for incumbent management, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of our operations are highly regulated.

Lead Director

In 2009, the Board established the position of Lead Director and selected M. Douglas Ivester as Lead Director. The responsibilities and duties of the Lead Director include

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Corporate Governance

(i) presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board; (ii) serving as a liaison between the non-management directors and the Chairman of the Board; (iii) advising the Chairman as to an appropriate schedule of Board meetings and on the agenda and meeting schedules for meetings of the Board and its committees; and (iv) calling meetings of the non-employee directors and developing the agendas for and serving as Chairman of the executive sessions of the Board’s non-employee directors. A more complete description of this role is included in our Corporate Governance Guidelines, which we provide on our website investors.suntrust.com under the heading “Governance.” The Lead Director is appointed by a majority vote of the non-management directors for a one-year term, subject to renewal for a maximum of four additional twelve-month terms, and shall serve until the expiration of the term or until such Lead Director’s earlier resignation or retirement from the Board. Mr. Ivester’s term is scheduled to conclude in April 2015, although the Board may extend his term if they consider doing so to be in the best interest of the functioning of the Board and of shareholders.

Board Self-Assessment

Annually, the Board conducts a self-assessment, which our Governance and Nominating Committee reviews and discusses with the Board. In addition, each committee conducts an annual self-assessment of their performance. These assessments include both an evaluation of the effectiveness of the Board, each committee of the Board, and the annual assessment process itself.

Board Renewal

We believe it is important to continually refresh the composition of the Board. We have a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. We also have a policy requiring directors to retire from the Board upon the first annual meeting following their 72nd birthday (65th birthday for employee-directors). If the director desires to continue to serve after he or she tenders his or her resignation pursuant to such policies, he or she may do so only after the Board, through its Governance and Nominating Committee, has made a determination that continued Board membership is appropriate. These policies have been effective in allowing us to refresh seven of our 11 independent directors in the past 5 years.

Director Qualifications and Selection Process

We maintain a standing Governance and Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Committee periodically reviews the size and composition of the Board and determines whether to add or replace directors. Under our Corporate Governance Guidelines, the Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members. You may access the Committee’s charter and our Corporate Governance Guidelines on our website investors.suntrust.com under the heading “Governance.”

The Committee and the Board consider a variety of sources in evaluating candidates as potential Board members. The Committee has for the last several years used a search firm to identify additional qualified nominees. Evaluations of potential candidates to serve as directors generally involve a review of the candidate’s background and credentials by the Committee, interviews with members of the Committee, the Committee as a whole, or one or more other Board members, and discussions by the Committee and the Board. The Committee then recommends director candidates to the full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be appointed by the Board to fill a vacancy.

Director Qualifications. Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Board and the Committee consider the qualifications of directors and nominees individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors. In its assessment of each potential candidate, including those recommended by shareholders, the Committee requires that each director be a person of recognized high integrity with broad experience and outstanding achievement in their careers. The Board believes that each director should have, and expects nominees to have, the capacity to obtain an understanding of our principal operational and financial objectives, plans and strategies; our results of operations and financial condition; and our relative standing and that of our business segments in relation to our competitors. Further, each director and nominee should have the ability to make independent, analytical inquiries, an understanding of the business environment, and the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board. The Board has identified the following particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole:

•	Independence, determined in accordance with our Corporate Governance Guidelines;

•	Financial industry knowledge, which is vital in understanding and reviewing our strategy, including the

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Corporate Governance

acquisition of businesses that offer complementary products or services, and includes service on predecessor boards of directors, as well as specific experience at SunTrust as current or former executives, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•

Executive experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•

Accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes; further, the Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert”;

•

Governmental affairs, regulatory and risk management experience, which contributes to our identification and management of possible areas of risk and helps to maintain an efficient and productive company; further, the Committee considers it essential that the Risk Committee have at least one member who qualifies as an “risk management expert”;

•

Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our shareholders’ interests;

•

Diversity, which provides a variety of points of view and which contributes to a more effective decision-making process; however, the Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

We highlight each director’s or nominee’s specific skills, knowledge, and experience that the Committee and Board relied upon when determining whether to nominate the individual for election in the biographies at pages 10-11. A particular nominee may possess other skills, knowledge or experience even though they are not indicated below.

The Board believes that all of the director nominees are highly qualified. The director nominees have significant leadership experience, knowledge, and skills that qualify them for service on our Board, and, as a group, represent diverse views, experiences, and backgrounds. All director nominees satisfy the criteria set forth in our Corporate Governance Guidelines and possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography below contains additional information regarding his or her experiences, qualifications and skills.

Shareholder Recommendations and Nominations for Election to the Board

Any shareholder may recommend persons for election to the Board. The Committee will evaluate candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The recommendation should state how the proposed candidate meets the criteria described above and should include the information required by our Bylaws, described below.

In accordance with our Bylaws, direct shareholder nominations of a director must be made in writing and must be delivered to or mailed to and received by our Corporate Secretary not more than 150 days and not less than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. Nominations should also include a complete description of any material economic or other interest of the proposing shareholder, the nominee, and their respective affiliates and associates in order to satisfy the requirements of our Bylaws and to allow us to satisfy the requirements of SEC Regulation 14A. This Proxy Statement and the enclosed proxy are being first mailed to our shareholders on or about March 16, 2015. Therefore, shareholder nominations for election at next year’s annual meeting must be received on or after October 17, 2015 and no later than the close of business on November 16, 2015.

Presently, our Bylaws require that nominations include the following information: (i) the name, age, business and residence addresses of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee and an explanation of how the proposed nominee meets the criteria used by us for the selection of directors as set forth in the subsection “Director Selection Process;” (iii) the total number of shares of our common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of our common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of our common stock owned by you and any affiliates (and their names and addresses); (viii) a complete description of all material economic or other interest of the proposed nominee and the person making the nomination, and of their affiliates and associates, consistent with the requirements of our Bylaws and SEC Regulation 14A, and (ix) any other information relating to the proposed nominee that SEC Regulation 14A requires us to disclose in solicitations for proxies for the election of directors.

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Nominees for Directorship (Item 1)

Nominees for Directorship (Item 1)

Upon the recommendation of its Governance and Nominating Committee, the Board nominated the following persons for election as directors at the Annual Meeting in 2015: Robert M. Beall, II, Paul R. Garcia, David H. Hughes, M. Douglas Ivester, Kyle Prechtl Legg, William A. Linnenbringer, Donna S. Morea, David M. Ratcliffe, William H. Rogers, Jr., Frank P. Scruggs, Jr., Thomas R. Watjen, and Phail Wynn, Jr. Each of the 12 persons nominated for election, if elected, is expected to serve until next year’s annual meeting of shareholders and until their successor is elected and qualified. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director. The number of shares of common stock beneficially owned by each nominee for director is listed under the heading “Stock Ownership of Directors, Management and Certain Principal Shareholders” on page 46.

Below is a description of each nominee, the director’s age, the year in which the person first became a director of SunTrust, and a brief description of the experience, attributes, and skills considered by the Governance and Nominating Committee and the Board. Except for Mr. Rogers, our CEO, none of the nominees or directors is employed by SunTrust or any affiliate of SunTrust.

Robert M. Beall, II, 71, has been a director since 2004. He is Chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc., a primarily family-owned company which operates retail stores located from Florida to Arizona. He has more than 36 years’ of leadership experience at Beall’s during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Southeast-based customers and business conditions. He is also a director of Next Era Energy, Inc. and Blue Cross/Blue Shield of Florida. He is past chairman of the Florida Chamber of Commerce.

Mr. Beall’s executive and management experience well qualify him to serve on our Board.

Paul R. Garcia, 62, has been a director since August 12, 2014. Mr. Garcia is the retired Chairman and CEO of Global Payments, Inc., a leading provider of credit card processing, check authorization, and other electronic payment processing services. Mr. Garcia also serves as a director of The Dun & Bradstreet Corporation and West Corporation. Previously, he served on the board of Mastercard International.

Mr. Garcia’s extensive knowledge of and experience in the payment services and financial services industries, and his service as a Chairman and CEO of a large publicly-traded company, well qualify him to serve on our Board.

David H. Hughes, 71, has been a director since 1984. Previously, Mr. Hughes served as Chairman of the Board of Hughes Supply, Inc., a publicly-traded, Fortune 500 distributor of construction materials, until April 1, 2006 when the company was acquired by The Home Depot. He also served as Hughes Supply’s President and then its Chief Executive Officer, beginning in 1972. Mr. Hughes has served on our Board since the Company’s formation as the result of the merger of Sun Bank and Trust Company of Georgia and, therefore, has extensive knowledge regarding the financial industry generally and SunTrust specifically. During the previous five years, he served on the board of Darden Restaurants, Inc.

Mr. Hughes’ long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and long history with our Company and industry, well qualifies him to serve on our Board.

M. Douglas Ivester, 68, has been a director since 1998, and has been our Lead Director since 2009. He is President of Deer Run Investments, LLC. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Ivester spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, and President and Chief Operating Officer where he was responsible for running the company’s global business. Previously, he served as a director of S1 Corporation and Georgia-Pacific Corporation and presently is Chairman of the Board of the Woodruff Health Sciences Center, Inc.

Mr. Ivester’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, and deep financial and accounting experience gained while serving as a Chief Financial Officer of a large, public company, well qualify him to serve on our Board.

Kyle Prechtl Legg, 63, has been a director since 2011. She is the former Chief Executive Officer of Legg Mason Capital Management (LMCM). Ms. Legg has more than 30 years of professional experience in the investment industry. She is a chartered financial analyst and began her career as a bank analyst with Alex Brown & Sons. She joined Legg Mason Capital Management in 1991 as a Vice President and Senior Analyst, was named President of the firm in 1997, and Chief Executive Officer in March 2006. At LMCM, she built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Ms. Legg is also a director of OMAM plc, Brown Advisory Funds PLC and previously served as a director of the Eastman Kodak Company.

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Ms. Legg’s deep investment, financial, and executive leadership experience, including experience with a regulated financial institution, well qualify her to serve on our Board.

William A. Linnenbringer, 66, has been a director since 2010. In his 32-year career with PricewaterhouseCoopers LLP, Mr. Linnenbringer held numerous leadership positions, including Managing Partner for the U.S. banking and financial services industry practice, Chairman of the global financial services industry practice, and member of the firm’s policy board and world council of partners. Mr. Linnenbringer retired as a partner of Pricewaterhouse Coopers LLP in 2002. He previously served as a director of TeleTech Holdings Inc. and chaired its audit committee.

Mr. Linnenbringer’s long and varied business career, including his extensive financial, business, and accounting experience, particularly within our industry, well qualifies him to serve on our Board.

Donna S. Morea, 60, has been a director since 2012. Ms. Morea is a nationally recognized executive in IT professional services management with over thirty years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the US and India for large enterprises in financial services, healthcare, telecommunications and government. She previously served on CGI Group’s board of directors, and presently serves on the board of Science Applications International Corporation, a publicly-traded firm which provides technical, engineering, and enterprise information technology services. She also served as the Chair of the Northern Virginia Technology Council, with over 1000 member organizations.

Ms. Morea’s management experience and information technology expertise well qualify her to serve on our Board.

David M. Ratcliffe, 66, has been a director since August 2011. Mr. Ratcliffe retired in December 2010 as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, a position he held since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ratcliffe also serves as a member of the board of CSX, a publicly-traded railroad.

Mr. Ratcliffe’s experience as a director and chief executive officer of a highly-regulated, publicly-traded company with operations in substantial portions of our service territory well qualifies him to serve on our Board.

William H. Rogers, Jr., 57, has been a director since 2011 and has served as Chairman of our Board since January 1, 2012. He was named Chief Executive Officer in June 2011 after having served as our Chief Operating Officer since November 2010 and President since December 2008. Mr. Rogers began his career in 1980 in the commercial bank training program of Trust Company of Georgia, a SunTrust predecessor company. Mr. Rogers previously served as a director of Books-a-Million, Inc., and presently serves as a director of the Federal Reserve Bank of Atlanta.

Mr. Rogers’ long history with our company and industry well qualify him to serve on our Board.

Frank P. Scruggs, Jr., 63, has been a director since 2013. He has been a partner in the law firm of Berger Singerman LLP since 2007 where he represents companies and executives in employment law matters and litigates commercial disputes. Prior to joining Berger Singerman, he was an Executive Vice President for Office Depot, Inc. and was shareholder of the law firm Greenberg Traurig LLC. He previously served as the Florida Secretary of Labor and Employment Security, as a member of the Florida Board of Regents, and on the board of directors of Office Depot, Inc.

Mr. Scruggs’ extensive governmental affairs, legal, and regulatory experience well qualify him to serve on our Board.

Thomas R. Watjen, 60, has been a director since 2010. He is the President and Chief Executive Officer of Unum Group, a publicly-traded insurance holding company, and serves on its board. He has been employed by Unum or its predecessors since 1994, initially as its Chief Financial Officer. Prior to joining Unum, he served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co.

Mr. Watjen’s experience as a director and chief executive officer of a publicly-traded company and executive experience with a regulated financial services company well qualify him to serve on our Board.

Phail Wynn, Jr., 67, has been a director since 2004. He has been the Vice President for Regional Affairs for Duke University since January 2008. Previously, he served as the President of Durham Technical Community College from 1980 to 2007. Dr. Wynn has served continuously as a director of one or more financial institutions since 1992. Dr. Wynn is also a director of North Carolina Mutual Life Insurance Company.

Dr. Wynn’s varied business and academic experiences, including his long service on the boards of financial institutions, well qualify him to serve on our Board.

The Board of Directors recommends a vote FOR all nominees.

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Nominees for Directorship (Item 1)

Board Committees and Attendance

The Board has created certain standing and ad hoc committees. These committees allow regular monitoring and deeper analysis of various matters. The committee structure also allows committees to be comprised exclusively of independent directors to address certain matters. Because of the complexity of our business and the depth and scope of matters reviewed by our Board, much of the Board’s work is delegated to its committees and then reported to the full Board.

Regular meetings of the Board are held quarterly. During 2014, the Board held 5 meetings, and various standing and ad hoc committees of the Board met another 51 times, for an aggregate of 56 meetings. Each committee and board meeting generally includes a meeting of the independent directors in executive session. All incumbent directors attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which they served. In addition, all of our incumbent directors who were serving as directors at such time attended last year’s annual meeting of shareholders. We expect, but do not require, directors to attend the annual meeting of shareholders.

The Board reviews the membership of the committees from time to time. Specific committee assignments are proposed by the Governance and Nominating Committee in consultation with the chair of each committee and with the consent of the member, and then submitted to the full Board for approval. The current membership of these committees, and the number of meetings each committee held in 2014, is as follows:

Membership by Director

Governance &
	Audit	Compensation	Executive	Nominating	Risk
Number of Meetings Held:	14	8	6	7	14
Robert M. Beall, II	✓	✓
Paul R. Garcia		✓			✓
David H. Hughes				✓	✓
M. Douglas Ivester			✓	✓	✓
Kyle Prechtl Legg	✓	Chair	✓
William A. Linnenbringer	✓			✓
Donna S. Morea		✓			✓
David M. Ratcliffe		✓	✓		Chair
William H. Rogers, Jr.			Chair
Frank P. Scruggs, Jr.		✓			✓
Thomas R. Watjen	Chair		✓	✓
Dr. Phail Wynn, Jr.	✓		✓	Chair

Membership by Committee

Audit	Compensation	Executive	Governance & Nominating	Risk
Mr. Watjen, Chair	Ms. Legg, Chair	Mr. Rogers, Chair	Dr. Wynn, Chair	Mr. Ratcliffe, Chair
Mr. Beall	Mr. Beall	Mr. Ivester	Mr. Hughes	Mr. Garcia
Ms. Legg	Mr. Garcia	Ms. Legg	Mr. Ivester	Mr. Hughes
Mr. Linnenbringer	Ms. Morea	Mr. Ratcliffe	Mr. Linnenbringer	Mr. Ivester
Dr. Wynn	Mr. Ratcliffe	Mr. Watjen	Mr. Watjen	Ms. Morea
	Mr. Scruggs	Dr. Wynn		Mr. Scruggs

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The Audit Committee appoints, compensates, retains, and directly oversees the work of our independent auditor (subject to shareholder ratification, if applicable). It is charged with monitoring the integrity of our financial statements, the independence and qualifications of our independent auditor, our system of internal controls, the performance of our internal audit process and independent auditor, and our compliance with laws, regulations and the codes of conduct.

The Audit Committee also resolves any disagreements between management and the auditors regarding financial reporting. It pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor. It also performs other related duties as defined in its written charter. Our Audit Committee has only members that are independent under our Corporate Governance Guidelines, the Securities Exchange Act of 1934 and applicable rules, and the rules of the New York Stock Exchange. Our Board has determined that Mr. Watjen meets the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and regulations.

The Compensation Committee is responsible for

•	approving our stated compensation strategies, goals and purposes;

•	ensuring that there is a strong link between the economic interests of management and shareholders;

•	ensuring that members of management are rewarded appropriately for their contributions to Company growth and profitability;

•	ensuring that the executive compensation strategy supports organizational objectives and shareholder interests;

•	providing clear direction to management to ensure that its compensation policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness;

•

ensuring that the compensation system–including performance measures and targets–for business units and individual employees that can expose us to large amounts of risk is designed and operated in a manner that achieves balance;

•

approving any material exceptions or adjustments to the incentive compensation arrangements established for senior executives, and carefully considering, and monitoring the effects of any approved exceptions or adjustments;

•

reviewing an annual assessment by management, with appropriate input from risk-management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives;

•	reviewing periodic reports of incentive compensation awards and payments relative to risk outcomes;

•	monitoring the sensitivity of incentive compensation to risk outcomes, including the applicability of recoupment;

•	ensuring that the incentive compensation arrangements for the Company do not encourage employees to take risks that are beyond our ability to manage effectively; and

•	meeting independence requirements under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

The Executive Committee regularly reviews operational performance and monitors certain key financial performance indicators. It also reviews certain capital matters, including quarterly dividends and share repurchases. The Executive Committee also handles other matters assigned to it from time to time by the Chairman or Lead Director.

The Governance and Nominating Committee is responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing the qualifications of candidates to the Board, and recommending nominees to the Board. It is also responsible for:

•	taking a leadership role in shaping our corporate governance;

•

developing and recommending to the Board a set of corporate governance guidelines, periodically reviewing and reassessing the adequacy of those principles, and recommending any proposed changes to the Board for approval;

•	leading the Board in its annual review of the Board’s performance; and

•	addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.

It has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees. Our Governance and Nominating Committee also performs other related duties as defined in its written charter. It has only members that are independent under our Corporate Governance Guidelines and the rules of the New York Stock Exchange.

The Risk Committee is responsible for assisting the Board in overseeing and reviewing our enterprise risk management framework, including the significant policies and practices employed to manage credit risk, market risk, liquidity risk, operational risk and compliance risk. It is also responsible for overseeing our implementation of regulatory requirements pertaining to capital adequacy, liquidity adequacy, stress testing, resolution planning, and capital disclosure policies and controls. It regularly reviews and discusses with various members of senior management matters related to credit risk, market risk, liquidity risk, operational risk, compliance risk, legal risk, strategic risk and reputational risk.

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Nominees for Directorship (Item 1)

2014 Director Compensation

The Governance and Nominating Committee determines the amount and form of director compensation. Its procedures for determining director compensation are similar to those used by the Compensation Committee for executive compensation, described at “Executive Compensation Decision-Making Processes.”

We pay each non-employee director an annual retainer of $60,000 in four installments. The Chairs of each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee receive an additional retainer of $15,000, and the Lead Director receives an additional retainer of $25,000. We pay each non-employee director a fee of $1,500 for each committee meeting attended. Non-employee directors serving on the Board following our annual meeting of shareholders receive a grant of either restricted stock or restricted stock units, at their election, having a value of $120,000 on the date of grant. The grant vests upon the earlier of one year or the next annual meeting.

The table below provides information concerning the compensation of our non-employee directors for 2014. Except as noted above, all of our non-employee directors are paid at the same rate. Directors who are also our employees are not compensated for their service as directors. In 2014, one of our directors, William H. Rogers, Jr., was also an employee, serving as Chairman and Chief Executive Officer. We discuss his compensation beginning at “Executive Compensation.”

Directors may defer either or both of their meeting and retainer fees under our Directors Deferred Compensation Plan. We determine the return on deferred amounts as if the funds had been invested in our common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on the last day of each quarter, at the election of the director.

Name	Fees Earned or Paid In Cash		Stock[2] Awards		NQDC Earnings	All Other Compensation		Total
Robert M. Beall, II	$91,500		$120,000		—	$5,000	[4]	$216,500
Alston D. Correll	$33,500	[1]	—	[1]	—	$3,750	[3]	$37,250	[1]
Jeffrey C. Crowe	$18,000	[1]	—	[1]	—	—		$18,000	[1]
Paul R. Garcia	$37,000	[1]	—	[1]	—	—		$37,000	[1]
David H. Hughes	$91,500		$120,000		—	$5,000	[4]	$216,500
M. Douglas Ivester	$124,000		$120,000		—	$9,500	[3,4]	$253,500
Kyle Prechtl Legg	$118,500		$120,000		—	$6,000	[4]	$244,500
William A. Linnenbringer	$91,500		$120,000		—	$5,000	[4]	$216,500
Donna S. Morea	$88,500		$120,000		—	$5,000	[4]	$213,500
David M. Ratcliffe	$118,000		$120,000		—	$2,000	[4]	$240,000
Frank P. Scruggs, Jr.	$96,000		$120,000		—	$5,000	[4]	$221,000
Thomas R. Watjen	$117,000		$120,000		—	—		$237,000
Phail Wynn, Jr.	$118,000		$120,000		—	$5,000	[4]	$243,000

[1]

Messrs. Correll and Crowe retired from our Board of Directors following the annual meeting of shareholders held on April 22, 2014 and, therefore, did not receive an equity grant in 2014. Mr. Garcia joined our Board of Directors in August, 2014 and will receive his first stock award following the 2015 Annual Meeting.

[2]

We make an annual equity grant with a grant date fair value of approximately $120,000 to each person who is serving as a director following our annual meeting of shareholders. In accordance with SEC regulations, we report in this column the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. Please refer to note 15 to our financial statements in our annual report for the year ended December 31, 2014 for a discussion of the assumptions related to the calculation of such value. As of December 31, 2014, each director named in the table above (except for Messrs. Correll, Crowe, and Garcia) held 3,061 shares of restricted stock or restricted stock units which vest on April 28, 2015. As of December 31, 2014, none of our directors held any unexercised options (vested or unvested).

[3]	Reflects fees for service on local advisory boards of our subsidiaries. No director received perquisites or personal benefits in 2014 in excess of $10,000.

[4]	Reflects matching contributions paid to a charity identified by the director.

14	SunTrust Banks, Inc. - 2015 Proxy Statement

Executive Officers

Executive Officers

The Board elects executive officers annually following the annual meeting of shareholders to serve until the meeting of the Board following the next annual meeting. The following table sets forth the name of each executive officer and the principal positions and offices he or she holds with SunTrust.

Name	Age	Officers
Kenneth J. Carrig	57	Corporate Executive Vice President and Chief Human Resources Officer
Mark A. Chancy	50	Corporate Executive Vice President and Wholesale Banking Executive
Anil Cheriyan	57	Corporate Executive Vice President and Chief Information Officer
Brad R. Dinsmore	52	Corporate Executive Vice President and Consumer and Private Wealth Executive
Raymond D. Fortin	62	Corporate Executive Vice President, General Counsel and Corporate Secretary
Thomas E. Freeman	63	Corporate Executive Vice President and Chief Risk Officer
Aleem Gillani	53	Corporate Executive Vice President and Chief Financial Officer
Susan S. Johnson	49	Corporate Executive Vice President and Chief Marketing Officer
Jerome T. Lienhard II	58	President and Chief Executive Officer of SunTrust Mortgage, Inc.
William H. Rogers, Jr.	57	Chairman of the Board and Chief Executive Officer

Kenneth J. Carrig. Corporate Executive Vice President and Chief Human Resources Officer since June 2011. In this role, he oversees human resources strategy, organizational design, workforce planning, total rewards, talent acquisition, human resources systems, compliance, teammate relations, human resources policies, and training and development. Prior to joining SunTrust, Mr. Carrig held similar roles with Comcast, Sysco Corporation and Continental Airlines.

Mark A. Chancy. Corporate Executive Vice President and Wholesale Banking Executive since 2011. He is responsible for the Corporate & Investment Banking, Commercial & Business Banking, Treasury & Payment Solutions and Commercial Real Estate Banking lines of business. Prior to being named to his current position, Mr. Chancy served as SunTrust’s Chief Financial Officer for seven years. A 28-year financial services industry veteran, he joined SunTrust in 2001 as Corporate Treasurer through its acquisition of Robinson-Humphrey, where he had served as Chief Financial Officer since 1997. Mr. Chancy is a member of the board of SunTrust Robinson Humphrey, Inc.

Anil Cheriyan. Corporate Executive Vice President and Chief Information Officer since April 2012. He is responsible for SunTrust’s Enterprise Information Services (EIS) division, the organizational unit that provides the Company’s overall technology, operations and information-related support. Prior to joining SunTrust, Mr. Cheriyan was Senior Partner at IBM Global Business Services where he has served financial services industry clients and led a variety of business systems transformation, technology and process re-engineering initiatives. Before joining IBM in 2002, he was a Partner with PricewaterhouseCoopers Consulting and served in increasingly responsible leadership roles on a variety of systems, customer information, data warehousing and e-business engagements.

Previously he was a Senior Consultant with Electronic Data Systems (EDS) and Information Services Manager for TVS Clayton, Ltd.

Brad R. Dinsmore. Corporate Executive Vice President and Consumer and Private Wealth Management Executive since August 2011. In this role, Mr. Dinsmore oversees SunTrust’s Retail Banking, Private Wealth Management, Institutional Investment Solutions, Consumer Product and Credit Card businesses, overseeing operations and delivery to nearly 4 million consumers. Previously, Mr. Dinsmore was head of U.S. Retail Banking for Citigroup. Prior to joining Citigroup, he spent 21 years with Bank of America in roles of increasing responsibility in consumer, mortgage, business and wealth management banking, including four years in Atlanta as the Southeast Consumer Executive overseeing consumer and mortgage banking in the region.

Raymond D. Fortin. Corporate Executive Vice President since 2004, and General Counsel. In this role, he is responsible for our legal affairs. He has administrative responsibility for the Internal Audit department and serves as Chair of the Disclosure Committee and Corporate Secretary. Mr. Fortin, who has 37 years’ of legal experience, primarily in the financial services business, joined SunTrust in 1989.

Thomas E. Freeman. Corporate Executive Vice President and Chief Risk Officer of SunTrust since August 2007. Mr. Freeman also served as Chief Credit Officer from January 2006 until April 2009. Prior to joining SunTrust, Mr. Freeman was a Principal at KPMG where he was responsible for providing credit risk and other advisory services to a variety of clients including larger commercial banks. He joined KPMG in 2004 after a 14-year career at Fleet Boston Financial and its predecessors, where he

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Executive Officers

held a series of increasingly responsible positions including: managing director, corporate strategy and development; consumer lending executive credit officer; director of portfolio management; and corporate vice president, commercial real estate.

Aleem Gillani. Corporate Executive Vice President and Chief Financial Officer since May 2011. He is responsible for the core finance functions and procurement, including Corporate Finance, Corporate Strategy, Corporate Tax, Enterprise Stress Analytics, Investor Relations, Treasury, and Enterprise Core Services. Previously, Mr. Gillani served as Corporate Treasurer. Prior to joining SunTrust in 2007, he spent the majority of his career in risk management roles, including as the chief market risk officer at PNC Financial Services Group for three years after serving in a similar capacities for BankBoston and FleetBoston. He is also a member of the board of directors of SunTrust Robinson Humphrey, Inc.

Susan S. Johnson. Corporate Executive Vice President and Chief Marketing Officer since August 2014. She is responsible for the Company’s advertising, direct marketing, brand management, sponsorships, client analytics, web solutions, line of business marketing, corporate communications and client loyalty programs. Previously, she served as the Vice President of Global Marketing at NCR Corp. from April 2012 to August 2014 where she oversaw NCR’s worldwide marketing, communications, and business intelligence programs. She also served as Global Head of Operator Marketing at Nokia and held leadership roles in a number of technology organizations, including Nuance Communications, Fujitsu, and Apple.

Jerome T. Lienhard II. President and Chief Executive Officer of SunTrust Mortgage, Inc. since March 2011. He is responsible for SunTrust’s mortgage production, servicing, operations, secondary marketing and technology areas. Previously, Mr. Lienhard served as Executive Vice President of Strategic Finance and Administration with responsibility for Strategic Sourcing, Corporate Real Estate, Strategic Finance and Performance Measurement. He joined the Company as Treasurer in 2006. Prior to joining SunTrust, Mr. Lienhard served as Senior Vice President and Treasurer of the Federal Home Loan Mortgage Corporation (Freddie Mac) and Corporate Treasury Manager at Toyota Motor Credit Corporation.

William H. Rogers, Jr. Chairman and Chief Executive Officer. Mr. Rogers assumed the role of Chairman of the Board in January 2012. He was named Chief Executive Officer in June 2011 after having served as Chief Operating Officer since November 2010 and President since December 2008. Mr. Rogers began his career in 1980 in the commercial bank training program of Trust Company of Georgia, a SunTrust predecessor company. He has held roles reflecting an increasing set of responsibilities across all lines of business, corporate marketing, enterprise information services, finance and human resources. He presently serves as a director of the Federal Reserve Bank of Atlanta and is an active member of the business and philanthropic community. Mr. Rogers previously served as a director of Books-a-Million, Inc.

16	SunTrust Banks, Inc. - 2015 Proxy Statement

Executive Compensation

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We welcome the opportunity to discuss in this Compensation Discussion and Analysis the material components of our executive compensation program. We also provide an overview of our executive compensation philosophy, compensation decisions and the factors we considered in making those decisions. This CD&A focuses on our Named Executive Officers (NEOs) for 2014 which included our CEO, CFO, and our three next most highly-compensated executive officers:

•	William H. Rogers, Jr., Chairman and Chief Executive Officer,

•	Aleem Gillani, Chief Financial Officer,

•	Mark A. Chancy, Wholesale Banking Executive,

•	Thomas E. Freeman, Chief Risk Officer, and

•	Anil Cheriyan, Chief Information Officer.

2014 Business Highlights

2014 was a year of significantly improved performance for SunTrust. We concluded the year in a strong position, driving higher earnings and efficiency gains, while further improving our overall risk profile.

•

For 2014, excluding certain strategic actions (primarily legacy mortgage matters),[1] which we discuss in “Executive Compensation Program Overview—2. Short-Term (Annual) Incentives,” SunTrust earned $3.24 per share compared to $2.74 per share in 2013, an 18% increase. Net income available to common shareholders improved significantly primarily due to lower expenses and lower provision for credit losses.

[1]

On a reported basis, EPS was $3.23 and $2.41 in 2014 and 2013, respectively. We provide a reconciliation from adjusted amounts to GAAP amounts in our 2014 Annual Report on Form 10-K in Table 34 at page 72.

•

Our adjusted tangible efficiency ratio improved approximately 200 bps from 65.3% for 2013 to 63.3%[2] for 2014 (adjusted for the 2013 and 2014 strategic items), which reflects our continued focus on profitable growth and reducing expenses.

•

Favorable trends in credit quality continued with nonperforming loans falling by 34.7% from $971 million, or 0.76% of loans, at December 31, 2013 to $634 million, or 0.48% of loans, at December 31, 2014. Net charge-offs declined from $678 million, or 0.55% of loans, in 2013 to $445 million, or 0.34% of loans, in 2014.

[2]

Calculated on a tangible basis and excluding certain items. The GAAP efficiency ratios for 2013 and 2014 were 71.2%, and 66.7%, respectively. We provide a reconciliation from adjusted amounts to GAAP amounts in our 2014 Annual Report on Form 10-K in Table 34 at page 72. 2013 amounts reflect a reclassification of $49 million of affordable housing investment amortization expense from the non-interest expense line item to the income tax line item in accordance with newly-issued accounting guidance, ASU2014-01 Investments—Equity Method and Joint Ventures (Topic323): Accounting for investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force).

[3]	Amounts in millions. Year-end 2013 compared to year-end 2014.

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Executive Compensation

Executive Compensation Principles and 2014 Highlights

Compensation Principle 1. Pay Should Be Competitive With the Market. Our executive compensation programs target compensation at approximately the median of our competitive market. The elements of these 2014 programs, which include both fixed and variable compensation, are described below at “Components of Our Executive Compensation Program.”

Compensation Principle 2. A Substantial Portion of Pay Should Align With Performance. For 2014, 64% of target total direct compensation and 70% of our target long-term incentives for our NEOs were performance-based.

Our Annual Incentive Plan (AIP) is a performance-based plan that provides a potential payout based on achievement of performance goals for net income available to common shareholders, tangible efficiency ratio, and return on average assets. Long-term incentives include performance-vested restricted stock units tied to both relative total shareholder return (TSR) and absolute return on tangible common equity (ROTCE), and time-vested restricted stock units.

Compensation Principle 3. A Substantial Portion of Pay Should Be at Risk to Align With Risk Taken By Our Shareholders. Our long-term incentive plans are aligned with the risk taken by our shareholders as award values vary with our stock price over time. The level of awards under the performance-based restricted stock unit plan is based on our (i) total shareholder return relative to others in the industry, and (ii) return on tangible common equity on an absolute basis.

Our Share Retention Guidelines require our CEO to own stock in an amount at least five times his base salary, and other executive officers in an amount at least three times their base salary. Executives are also required to retain 50% of net shares for a minimum of one year, ensuring longer-term alignment with shareholder risk. The one year retention requirement applies to vested restricted stock and vested restricted stock units, as well as shares obtained upon exercise of stock options. (See “Share Ownership and Share Retention Guidelines.”)

Compensation Principle 4. Compensation Must Comply With Regulatory Guidance. In 2010, the Federal Reserve adopted guidelines on incentive compensation that apply to all U.S. financial institutions. In response to these guidelines, we made a number of enhancements to our executive and other incentive plans to reduce risk or to further risk-adjust the payouts, as well as strengthen our controls and governance processes, including the following:

•	implemented an anti-hedging and anti-pledging policy,

•	expanded our use of clawbacks,

•	expanded our use of performance metrics that incorporate risk measures,

•	intensified our risk review of plan features and limits and the business risk environment, and

•	eliminated our use of stock options.

We discuss these enhancements in the section below at “Compensation Policies that Affect Risk Management” and in this CD&A at “Recoupment of Incentive Compensation (Clawbacks).”

2014 Compensation Governance Summary

We continuously review our compensation programs and practices to ensure a balance between the interests of shareholders, regulators, and other interested parties, as well as to ensure that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives. Under the guidance of the Compensation Committee, we have taken the following actions in recent years to further strengthen governance of our compensation structure and practices:

•	implemented an anti-hedging and anti-pledging policy. See “Executive Compensation Decision-Making Processes—Anti-Hedging and Anti-Pledging Policies.”

•	Terminated grandfathered change-in-control agreements that include tax gross-up provisions. See “4. Benefits—Post Termination Compensation.”

•	Expanded clawbacks to all incentive plans and strengthened clawbacks to include detrimental conduct features. See “Recoupment of Incentive Compensation (Clawbacks).”

•	Expanded share ownership and retention guidelines for executive officers and directors to include grants of restricted stock as well as stock options.

•	Refrained from providing employment agreements with NEOs that guarantee employment for a specified term.

•	Included double-triggers on change in control agreements and stock award agreements.

•	Eliminated most perquisites.

•

Institutionalized a periodic, comprehensive risk-review of all company incentive plans. This review is described in greater detail at “Risk Review” at “Compensation Policies that Affect Risk Management” in the section which follows this CD&A.

•	Reviewed all of our incentive plans to ensure that the plan features and business controls met the Federal Reserve’s incentive compensation guidelines.

18	SunTrust Banks, Inc. - 2015 Proxy Statement

Executive Compensation

Components of Our Executive Compensation Program

The principal components of our NEO compensation program and a summary of 2014 actions with respect to each component are described in the following table.

Component	Description	Summary of 2014 Actions
Base Salary	Fixed cash component. Recognizes level of responsibility, experience and individual performance. Reviewed annually and adjusted, if and when appropriate.	Base salaries for Messrs. Rogers, Gillani, Chancy and Freeman were increased in 2014 consistent with competitive market data.
Short-Term Incentives	The Annual Incentive Plan (AIP) is a performance-based award opportunity paid in cash. Rewards the achievement of annual performance goals.	Awards were based on achievement of net income available to common shareholders, tangible efficiency ratio, and return on average assets goals.
Long-Term Incentives (LTI)	Variable compensation component. Amount earned will vary based on stock price and corporate performance. LTI focuses attention on long-range objectives and future returns to shareholder.	Target Award Structure: The LTI grant structure included two components: performance-based RSUs and time-vested RSUs.
–70% Performance-based RSUs — Total Shareholder Return (TSR) and Return on Tangible Common Equity (ROTCE)

TSR aligns interests of executives with our shareholders by rewarding an increase in our TSR relative to an industry peer group. ROTCE maintains an overall profitability focus and a focus on building value.

	– 30% Time-vested RSUs	Replaces stock options. De-leverages LTI while continuing to align executives’ interests with those of shareholders.
Retirement Plans	Intended to assist in attaining financial security during retirement. Plans included tax-qualified defined benefit plans and supplemental defined benefit plans.	Fixed compensation component. Plans were frozen after 2011.
401(k) Plan and Deferred Compensation	Fixed component of compensation. Qualified and nonqualified plans provide tax advantaged saving vehicles.	The Company matched employee contributions up to 6%, and provided an additional, discretionary contribution to all employees.
Perquisites	Most perquisites were eliminated January 1, 2008.	No change.

Pay for Performance

Our executive compensation programs are designed to align a substantial portion of pay to Company performance. The table and charts below outline the percent of value for each element of target total direct compensation.

Element	CEO	Other NEOs
Annual Incentive	22%	23%
Performance-Vested RSUs	46%	41%
Total Performance-Based	68%	64%
Time-Vested RSUs	20%	18%
Total At-Risk	88%	82%

Performance-based compensation includes the Annual Incentive Plan and performance-based RSUs. The annual incentive, performance-based RSUs and time-vested restricted stock units portions of the charts below reflect the components of compensation that are at risk.

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Executive Compensation

Below we explain how our 2014 annual incentive awards and long-term incentive grants are tied to future performance.

Annual Incentive Plan (AIP). Payments to NEOs under our annual incentive cash plan (AIP) are based entirely on the achievement of corporate performance objectives. While the Company evaluates overall performance on multiple financial metrics, annual results for net income available to common shareholders (50% weighting), tangible efficiency ratio (25% weighting), and return on average assets (25% weighting) are used to fund NEO AIP awards. In 2014, NEOs earned AIP awards at 122% of target. The link between pay and performance under the annual incentive cash plan is illustrated in the following table.

	2014 Annual Incentive Plan Objectives			2014[1] Adjusted Results
	Min.	Target	Max.
Net Income Available to Common Shareholders (50% weight)	$1.25B	$1.65B	$1.85B	$1.73B
Tangible Efficiency Ratio (25% weight)	66.0%	63.8%	62.5%	63.3%
Return on average assets (25% weight)	0.80%	0.95%	1.00%	0.98%
Payout % of Target	0%	100%	150%	122%

[1]	We provide GAAP amounts and a reconciliation from adjusted amounts to GAAP amounts in our 2014 Annual Report on Form 10-K in Table 34 at page 72.

Long-Term Incentives. Our 2014 long-term incentive grants had two components. 70% of our long-term incentive award value consisted of performance-based RSUs that will vest based upon a matrix which combines performance goals for our total shareholder return (TSR) relative to a peer group and our return on tangible common equity (ROTCE) on an absolute basis, in both cases measured over the three years 2014-2016. Further, vesting of any portion of the award is conditioned on the achievement of an absolute earnings per share hurdle. Finally, 30% of our long-term incentive award value consisted of time-vested restricted stock units.

Grant Value	Grant Description	Performance Period	Performance Goals	Vesting[1]
70%	Performance-based Restricted Stock Units	2014–2016	• Minimum EPS hurdle, • SunTrust TSR Rank Compared to Peer Group, and • SunTrust ROTCE (absolute basis)	Earned awards vest on Feb. 21, 2017. The Company imposes a mandatory one-year deferral on awards earned in excess of 130% of target.
30%	Time-vested Restricted Stock Units	N/A	N/A	Vests ratably over 3 years on each anniversary of the grant date.

[1]	NEOs are required to retain 50% of net shares for a minimum of one year as required by our Share Ownership and Share Retention Guidelines.

Analysis of 2014 Compensation Compared to 2013 Compensation

In 2014, we maintained our policy to deliver total direct compensation at approximately the median of our peer group. Four NEOs, including our CEO, received base salary increases based on a review of competitive market data. Base salaries for the other NEO remained flat.

Actual 2014 non-equity incentive compensation earned, delivered through our AIP, reflects an increase from 2013 due to Company performance in 2014 exceeding target as compared to performance in 2013 falling short of target. The AIP payments for our NEOs were determined by a formula and were based entirely on company results. We discuss AIP in greater detail below under “2. Short-Term (Annual) Incentives.”

The grant date fair value of equity awards increased modestly for the NEOs in 2014 compared to 2013 based on competitive market data, which the Committee reviews annually. Competitive market data has indicated a trend among peers to emphasize long-term incentives.

Finally, the change in net present value of future pension benefits for each NEO increased in 2014 compared to 2013. This comparison is driven by the fact that in 2013, these amounts were negative due to changes in crediting rates. We discuss pension benefits in greater detail below in “4. Benefits” and “2014 Pension Benefits Table.”

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Executive Compensation

Executive Compensation Program Overview

Our current executive compensation program has four parts:

1.	Salary.

2.	Short-Term (Annual) Incentives.

3.	Long-Term Incentives, and

4.	Benefits.

The various components of 2014 NEO compensation are described below.

1. Salary

We pay salaries to attract and retain talented executives. We target the level of salary at approximately the median of our peer group to be competitive. Salary affects the level of other benefits, such as the potential payments under AIP and the change in control agreements, discussed below.

The Committee generally considers annual increases to base salary after considering an individual’s performance, changes in market compensation, experience level and/or changed responsibilities. In 2014, after reviewing these considerations, the Committee increased the salary of Mr. Rogers from $900,000 to $925,000 (2.8%), Mr. Chancy from $600,000 to $625,000 (4.2%), Mr. Gillani from $550,000 to $600,000 (9.1%), and of Mr. Freeman from $560,000 to $600,000 (7.1%).

2. Short-Term (Annual) Incentives

The Annual Incentive Plan (AIP) is a short-term cash incentive program which rewards the achievement of annual performance goals, primarily annual financial goals. We designed the AIP to:

•	Support our strategic business objectives.

•	Promote the attainment of specific financial goals.

•	Reward achievement of specific performance objectives.

•	Encourage teamwork.

All NEOs participate in the AIP. The amount paid to an executive under the AIP is a function of:

•	A target award amount expressed as a percentage of base salary.

•	The level of achievement of AIP goals which were established by the Committee based on Company performance for the executive.

•	Payout amounts established in advance by the Committee which correspond to the actual level of performance.

We target our annual incentive opportunity to approximate the median of peer practice. The size of the annual incentive indirectly affects potential payment under the change in control agreements, discussed below under “4. Benefits.”

In February of each year, the Committee determines the performance metrics which best support achievement of annual operating objectives and financial goals, and establishes target performance goals based largely on management’s confidential business plan and corresponding budget for that year. The Committee considers multiple financial metrics with emphasis on revenue growth, expense management, and profit improvement.

For the 2014 AIP, three corporate performance measures were selected: net income available to common shareholders (50% weight), tangible efficiency ratio (25% weight), and return on average assets (25% weight). Our tangible efficiency ratio is the ratio of our noninterest expense, excluding intangible amortization expense, to our revenues. Return on average assets is the ratio of our net income divided by our average assets. We added return on average assets in 2014 and, except for this change, these were the same performance measures that we used in 2013. The Committee chose the tangible efficiency ratio because it is an important measure used by analysts and shareholders to evaluate how well we are managing our organization. The lower the efficiency ratio, the better, as it means a greater percentage of each dollar of revenue is converted to profit. The Committee added return on average assets as a step towards incorporating a balance sheet return element and towards eventually incorporating return on equity. The Committee also sets minimum and maximum performance levels for each performance measure.

Actual payouts under the AIP depend on the level at which we achieve the performance measures. The Committee approved the following performance targets for 2014:

	2014 Annual Incentive Plan Objectives
	Minimum	Target	Maximum

Net Income Available to Common Shareholders (50% weight)	$1.25 Billion	$1.65 Billion	$1.85 Billion

Tangible Efficiency Ratio (25% weight)	66.0%	63.8%	62.5%

Return on average assets (25% weight)	0.80%	0.95%	1.00%

Payout % of Target	0%	100%	150%

These goals reflect a robust plan to grow the business and to move toward our long-term tangible efficiency ratio target of below 60%.

For the NEOs, AIP payments are based entirely on corporate, rather than individual, performance objectives because NEOs hold positions that have a substantial impact on the achievement of those measures. This approach also reflects an expectation that collective performance will result in improved business performance and favorably impact shareholder value.

The Committee reviews actual performance relative to pre-set goals which were set by reference to the Company’s internal

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Executive Compensation

business plan and forecast. When evaluating whether those goals were achieved and determining final awards, the Committee has the discretion to adjust GAAP net income available to common shareholders, tangible efficiency ratio, and return on average assets for unplanned, unusual or non-recurring items of income or expense. It does this when actual results are affected by factors outside of management’s control or which were different from the assumptions underlying the Company’s business plan. The Committee has developed a set of guiding principles to assist it in considering possible adjustments. Generally, the Committee will adjust actual results only when (i) material, (ii) are easily understood by participants, and (iii) allows participants to better impact performance and drive results. Also, the Committee will make such adjustments to both increase and decrease payouts.

2014 Strategic Actions. Applying these guiding principles, the Committee adjusted 2014 net income available to common shareholders (NIACS) for a portion of the expenses related to legacy mortgage matters and for an unplanned, favorable tax gain. After tax, these matters netted to an $11 million increase to NIACS and corresponding adjustments to the tangible efficiency ratio and return on average assets. Please refer to our current reports on Form 8-K filed with the SEC on July 3, 2014, September 9, 2014, and January 5, 2015 for more information about these items. The Committee believes that excluding these items better measures the Company’s operating performance for 2014 relative to pre-set goals.

After the adjustments to our financial results described above, the AIP for our NEOs was funded as follows:

	Weight	Adjusted Results	Measure Funding Level	Blended Corporate Funding Level

Net Income Available to Common Shareholders	50%	$1.73 Billion	120.5%	122%
Tangible Efficiency Ratio	25%	63.3%	117.7%
Return on average assets	25%	0.98%	130.0%

The following table includes each NEO’s 2014 target and actual AIP award.

	Target as a % of Base Salary	Target Award	Actual Award
Mr. Rogers	185%	$1,711,250	$2,087,725
Mr. Gillani	105%	$630,000	$768,600
Mr. Chancy	115%	$718,750	$876,875
Mr. Freeman	105%	$630,000	$768,600
Mr. Cheriyan	105%	$525,000	$640,500

The Committee made no changes to the target awards as a percent of base salary for any of the NEOs in 2014, although the target awards of Messrs. Rogers, Gillani, Chancy and Freeman increased as a function of their base salary increase.

3. Long-Term Incentives

A key objective of our long-term incentives is to reward management for effective long-term decision-making. These incentives focus attention on long-range objectives and future returns to shareholders. Long-term incentives also help achieve our objective of retaining top talent. The Committee ties the value of the long-term incentives for this group entirely to corporate performance or stock price rather than to individual performance because of the role these executives play in our success. Since 2008, the long-term incentives for NEOs have been entirely in equity with no cash component. We determine the amount of long-term incentives based primarily on a review of market and peer practices.

In 2014 we made two different types of long-term incentive awards as part of our regular LTI award process. This allows us to measure and reward performance differently. Those awards were:

Award	2014	2015	2016	2017	2018
RSUs–TSR and ROTCE (70%)	3-Year Performance Period Minimum EPS hurdle SunTrust TSR rank compared to Peer Group SunTrust ROTCE compared to pre-set absolute goals			If earned, vests upon certification of results— Feb. 21, 2017	Hold 50% of Net Shares for 1 Year Minimum
RSUs–Time Vested (30%)	Time vested Equity ownership aligns executives with shareholders	One-third vests Feb. 21, 2015	One-third vests Feb. 21, 2016	One-third vests Feb. 21, 2017	Hold 50% of Net Shares for 1 Year Minimum

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Executive Compensation

Changes from Prior Year. In 2014, we continued to use performance-based equity. However, we eliminated stock options and replaced these with time-vested restricted stock units in order to reduce the leverage to operating results. This reduces potential compensation risk. For our performance-based equity, we continued to use a minimum EPS hurdle and relative TSR but combined it in a matrix structure with return on tangible common equity in order to expand the diversity of the measures we use. In addition to meeting performance requirements, half of the net shares which vest under all awards are subject to an additional 1-year holding period under our Share Ownership and Share Retention Guidelines.

Performance-based Restricted Stock Units—Total Shareholder Return and Return on Tangible Common Equity. 70% of the long-term incentive was delivered via performance-based RSUs which require (1) the achievement of an earnings-per-share hurdle, (2) a determination of TSR performance relative to a peer group, and (3) a determination of ROTCE performance relative to pre-set goals.

First, an EPS hurdle must be achieved to ensure that awards are consistent with banking safety and soundness. Provided that a cumulative $3.00 per share EPS target is achieved, a preliminary number of shares are earned based on SunTrust’s TSR rank relative to the peer group measured over a 3-year performance period as follows:

Performance	3-Year Relative TSR Rank	Earned Award as a Percent of Target
Maximum	1	150%
	2	140%
	3	130%
	4	120%
	5	110%
Target	6 (median)	100%
	7	80%
	8	60%
Threshold	9	40%
	10	0%
	11	0%

Next, this preliminary number of earned shares is scaled based upon SunTrust’s ROTCE performance measured over a 3-year performance period as follows:

Average ROTCE	Incentive Adjustment Factor
10.0%	100%
9.0% - 9.99%	80%
8.0% - 8.99%	60%
7.0% - 7.99%	40%
6.0% - 6.99%	20%
0.0% - 5.99%	0%

These performance levels reduce compensation where average ROTCE fails to reach 10%.

These were established by the Committee with the involvement of management after review of the Company’s business plan and multi-year forecasts, current operating results, and peer performance.

Awards are further subject to the following conditions. First, if our TSR is negative at the end of the performance period, then the payout will be capped at target even if our TSR exceeds the peer median. Second, we impose a mandatory one-year deferral to the extent any earned award exceeds 130% of target.

Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of common stock, and then paid only if the underlying award vests. These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Time-Vested RSUs. 30% of the long-term incentive was delivered via time-vested RSUs which vest pro rata annually over three years (i.e. one-third each year). Time-vested RSUs replaced stock options in 2014 in order to reduce the leverage to operating results, thereby reducing potential compensation risk, while continuing to align executives’ interests with shareholders through equity ownership.

Executives are required to retain 50% of net shares under both awards for a minimum of one year, ensuring longer-term alignment with shareholder risk. These awards are also subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

Performance-Based Awards Granted in Prior Years. Performance targets and actual results for the completed performance periods for awards made in prior periods are described below. The underlying units were earned based on actual performance as compared to pre-established performance criteria for each period over the three-year cycle of the award.

2012 TSR RSUs. One-third of the long term incentive awards granted in 2012 were restricted stock units that vest based upon our total shareholder return (TSR) performance relative to a peer group of 10 banks. The three-year performance period for this award was January 1, 2012 through December 31, 2014. Awards could be earned based on SunTrust’s relative TSR ranking among the peer group as follows:

Performance	STI TSR vs. Peer Median	Percent of Award That Vests
Maximum	25%	100%
	20%	89%
	10%	78%
Target	at peer median	67%
	(10)%	56%
	(20)%	44%
Threshold	(25)%	33%
	<(25)%	0%

The Committee determined that SunTrust’s TSR was 47.7% above the peer group median. Accordingly, 100% of the award vested on February 14, 2015.

2013 RORWA RSUs. Forty percent of the long-term incentive awards granted in 2013 was restricted stock units that vest based upon our return on risk-weighted assets (RORWA). These

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awards had three separate one-year performance periods, ending on December 31, 2013, 2014, and 2015 respectively, and one-third of the units could be earned for each annual performance period. For the performance period ending December 31, 2014, the Committee set threshold performance at 75 basis points, for which 50% of one-third of the award would vest, and target and maximum performance at 95 basis points, for which 100% of one-third of the award would vest. These performance levels were established by the Committee with the involvement of management after review of the Company’s business plan and multi-year forecasts, current operating results, and peer performance. Failure to satisfy the threshold performance condition results in the forfeiture of that one-third of the award. Interpolation is not applied between the threshold and target levels.

RORWA for 2014 was 111 basis points on both a GAAP and an adjusted basis, so 100% of one-third of the award was earned. The award will vest on February 26, 2016. Awards will be settled in shares of common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of common stock, and then paid only if the underlying award vests. These awards are subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks)” below.

4. Benefits

401(k) Plan and Deferred Compensation Plan. We offer a qualified 401(k) Plan and a nonqualified deferred compensation plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and the Deferred Compensation Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the 401(k) Plan for 2014, employees may defer from 1% to 50% of their eligible pay (subject to Internal Revenue Service limits). We match the first 6% of eligible pay. We may also provide an annual discretionary contribution to all employees. Matching contributions are deposited into investment funds based on participants’ directions.

We also maintain a nonqualified deferred compensation plan in order to further assist NEOs and certain other executives in saving for retirement. Under the Deferred Compensation Plan, participants may defer from 6% to 50% of base salary and 20% to 90% of incentive compensation. (Effective January 1, 2015, participants may defer from 6% to 90% of incentive compensation.) The Deferred Compensation Plan also provides for a Company contribution equal to 6% of the participant’s eligible earnings in excess of the IRS qualified plan compensation limit for those NEOs who had participated in the SunTrust SERP or the SunTrust Restoration Plan. For NEOs who did not participate in the SunTrust SERP or the SunTrust Restoration Plan, the Company contribution equals 6% of the participant’s eligible earnings in excess of the IRS qualified plan compensation limit up to 2 times that limit. A participant’s Company contribution may not be greater than his or her actual deferrals under the Deferred Compensation Plan. Because the

Deferred Compensation Plan is unfunded, we account for all participants’ deferrals plus our matching contributions in phantom investment units. Participants’ investment choices in the Deferred Compensation Plan are essentially the same investment options offered in the 401(k) Plan.

Post-Termination Compensation — Retirement Plans. At the end of 2011, the Committee froze the Company’s retirement plans, including our qualified defined benefit pension plan, the SunTrust Banks, Inc. Supplemental Executive Retirement Plan (“SERP”), the SunTrust Banks, Inc. ERISA Excess Plan (“Excess Plan”), and the SunTrust Banks, Inc. Restoration Plan (“Restoration Plan”). As a result, the benefits provided under these plans were fixed and will not reflect future salary increases and benefit service after December 31, 2011. Additionally, pay credits under the cash balance formula ceased as of December 31, 2011. However, we continue to recognize service for vesting and eligibility requirements for early retirement, and interest credits under the cash balance formula will continue to accrue until benefits are distributed. Actual amounts vary for each NEO based on years of service, years remaining until retirement, and compensation history. In lieu of traditional pension benefits, we increased the Company contributions under our defined contribution plans.

Perquisites and Other Benefits. We eliminated most perquisites and personal benefits on January 1, 2008 with the exception of limited use of corporate aircraft. Certain use of our corporate aircraft may constitute a personal benefit, and we disclose this benefit when the incremental cost of providing this benefit, together with the aggregate cost of all other perquisites and personal benefits, is at least $10,000.

Post-Termination Compensation — Severance. None of our NEOs has an employment agreement which requires us to pay their salary or severance for any period of time. Each of our NEOs have change in control (“CIC”) agreements. We entered into the CIC agreements because the financial services industry has been consolidating for a number of years and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. We think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.

We believe that CIC agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason.” This is often referred to as a “double-trigger.” It ensures that we will not become obligated to make payments under the CIC agreements unless the executive’s employment actually terminates as a result of the change in control. The CIC agreements provide these same protections to our executives whom we terminate without “cause” or who terminate for “good reason” in anticipation of a change in control if such termination occurs during the period beginning with shareholder approval of a change in control and ending on the

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date the change in control actually occurs. Our long-term incentive compensation arrangements also have a double-trigger requirement prior to accelerated vesting in connection with a change in control. We also condition all payments under the CIC agreements on an executive agreeing to confidentiality, non-solicitation and non-disparagement provisions.

Executive Severance Plan. The Company adopted the Executive Severance Plan on April 22, 2014. It will eventually replace the CIC agreements. Our purpose for doing this is to enhance our ability to continue to attract and retain talented executives by providing severance benefits. The executive severance plan also allows us to better standardize benefits among executives and to transition from grandfathered CIC agreements, some of which were entered into several years ago and which contain provisions which are no longer consistent with market practices or no longer consistent internally. In particular, this will allow us to eventually terminate tax gross-up provisions that were grandfathered into older CIC agreements and to better align benefits with seniority and executive responsibility, thereby improving internal pay equity. Under this plan, executives will receive benefits upon termination of employment in connection with a change in control, and lesser severance benefits in connection with certain other terminations such as a reduction in force.

Under the Executive Severance Plan, executives will receive severance upon their involuntary termination of employment in connection with either (1) a reduction in force; job elimination; consolidation, merger or divestiture; or changes to the NEO’s existing position where it is no longer an “equivalent position”, or (2) a change in control, where the NEO’s employment is terminated without cause, or (3) the NEO resigns for good reason during the 2-year period following a change in control. Upon a termination of employment in connection with (1) above, NEOs other than the CEO will receive an amount equal to 1.5 times their base salary, and the CEO will receive an amount equal to 2 times his base salary. Upon a termination of employment in connection (2) and (3) above (i.e. in connection with a change in control), NEOs including the CEO will receive an amount equal to 2 times their base salary and target bonus and a pro-rated portion of the annual bonus earned in the year of termination.

We have given notice of termination of the existing CIC agreements to each NEO, and by their terms those terminations will be effective on the third anniversary of the CIC agreement date. During a transition period, NEOs will continue to receive the benefit under the CIC agreement instead of the benefit under the Executive Severance Plan. Each named executive officer’s CIC agreement will terminate on the following dates:

NEO	CIC Termination Date
William H. Rogers, Jr.	August 5, 2016
Aleem Gillani	May 11, 2016
Mark Chancy	August 5, 2016
Thomas E. Freeman	August 8, 2016
Anil Cheriyan	April 12, 2016

Executive Compensation Decision-Making Processes

Participants in Decision-Making

The Compensation Committee of the Board makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design of, performance measures for, performance targets, and award opportunities under, the executive incentive programs and certain employee benefits.

The Committee reviews executive officer compensation at least annually to ensure that senior management compensation is consistent with our compensation philosophy, company and individual performance, changes in market practices, and changes in an individual’s responsibilities. The Committee has continued to consider individual performance, long-term potential, and other individual factors in making promotions and setting base salaries. Among the elements of individual performance considered by the Committee are leadership, talent management, risk management, and individual contributions to our improvement in financial performance, including growing the business, efficiency and productivity.

Historically, at the Committee’s February meeting, the Committee conducts a more specific review which focuses on performance and annual and long-term incentive awards for eligible employees for the most recently-completed fiscal year. This review considers corporate and individual performance, changes in an NEO’s responsibilities, data regarding peer practices, and other factors.

The Committee reviews and approves the amount of each component of total compensation paid to the CEO and the other NEOs. It also reviews the individual components of total compensation for the executive officers, including all CEO direct reports. The Committee reviews the performance and compensation of the CEO and the CEO’s direct reports at the Corporate Executive Vice President level and above. The CEO and members of our Human Resources function assist in the reviews of such direct reports. The Committee’s compensation consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed below. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general components of such compensation. The CEO also makes recommendations to the Committee to adjust the amount paid to his direct reports based on performance relative to individual goals.

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Compensation Consultant

To assist in efforts to meet the objectives outlined above, the Committee engages an independent executive compensation consulting firm to advise it on a regular basis on our executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chair. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors. From 2010 until May 2014, the Committee’s consultant was Pay Governance LLC. In 2014, the Committee engaged Frederic W. Cook & Co., Inc. beginning May 28, 2014.

The engagement of a compensation consultant raises the potential for a conflict of interest. To minimize the potential for conflicts of interest, our policy is to limit the use of the Committee’s compensation consultant to only executive compensation and benefits matters. Also, we annually report to the Committee the amount of fees paid to the compensation consultant and the types of matters on which the consultant advised. In 2014, Pay Governance LLC and Frederic W. Cook & Co., Inc. performed services solely for the Committee. The Committee determined that the work of Pay Governance LLC and Frederic W. Cook & Co., Inc. in 2014 did not raise any actual conflict of interest. Additionally, the Committee determined that Pay Governance LLC and Frederic W. Cook & Co., Inc. were independent of management after considering several factors, including (1) whether they provided any other services to the Company; (2) the amount of fees received from the Company by them as a percentage of their total revenue; (3) their policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the compensation consultant with a member of the Committee; (5) the amount of SunTrust stock owned by them; and (6) any business or personal relationships between the executive officers of the Company and them.

Market Competitiveness

To ensure that we continue to offer competitive total compensation to our NEOs, annually the Committee reviews the marketplace in which we compete directly for executive talent. The Committee looks at the market in two ways: as a select group of peer companies and as a broader financial services industry. From this review, the Committee generally positions target total compensation—salary, short-term incentives, long-term incentives, and benefits—at the peer median, with minor deviations to reflect individual circumstances. Total compensation, as well as each component of total compensation, is benchmarked separately.

In November 2013, the Committee, with the assistance of its compensation consultant, completed a review of the composition of the peer group. Based on results of the review as well as investor feedback, the Committee made a number of changes to the peer group for 2014. Specifically, it added Comerica, M&T, and Capital One Financial, and eliminated Bank of America. These changes increase the size of the peer group and better balance the group in terms of total assets and market capitalization. Accordingly, the peer group for 2014 was changed to the following members:

• BB&T Corporation	• M&T Bank Corporation
• Capital One Financial Corporation	• PNC Financial Services Group Incorporated
• Comerica Incorporated	• Regions Financial Corp
• Fifth Third Bancorp	• U.S. Bancorp
• KeyCorp	• Wells Fargo & Company

The Committee occasionally reviews other peer data. As a result of the ongoing developments within the financial services industry, which includes consolidation, we continually monitor compensation actions occurring within our industry. This is important as we strive to attract, retain and motivate our executive talent. We review financial services industry compensation data from published third-party surveys of financial services companies of approximately the same asset size. The Committee uses this data, in addition to the peer group data, largely in its review of base salaries, but the Committee also uses it when making short-term and long-term incentive decisions. We do this because in some cases, the availability of relevant peer information is limited for some specific executive positions. We also do this because we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improves with additional information.

Tally Sheets and Other Data

Members of our Human Resources function regularly provide the Committee with information regarding the value of prior grants and participation in our plans. This information includes (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants, (ii) projected payments under our retirement plans, and (iii) aggregate amounts deferred under our nonqualified deferred compensation plans. Additionally, we provide the Committee with information regarding potential payments to our executive officers under various termination events, including retirement, termination for cause and not for cause, and upon a change in control. We provide the Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit. We provide similar information in the “2014 Potential Payments Upon Termination or Change in Control Table” below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years. By having this information, the Committee is informed of possible scenarios that involve compensation.

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Investor Outreach and Say-on-Pay

We began a shareholder outreach program in 2012, which we continued in 2013 and 2014. Members of our Investor Relations and Corporate Secretary departments spoke with most of our twenty-five largest shareholders in 2012, 2013, and/or 2014. This process provides important information to us, and investor feedback is shared with our Board of Directors.

The Committee attempts to balance the interests of shareholders, regulators, and other interested parties. In each of the last five years, more than 90% of the votes cast were in favor of our executive compensation programs. We are proud of these results and believe our shareholders support our compensation policies and programs. Due to this consistent strong support, we did not make any material changes to our 2014 compensation policies as a result of the advisory vote.

Other Guidelines and Procedures Affecting Executive Compensation

Grants of Stock-Based Compensation. The Committee approves all grants of stock-based compensation to each executive officer. The Committee also approves the size of the pool of stock-based awards to be granted to other employees and delegates to the CEO the authority to make and approve specific grants to employees other than the executive officers. The Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation-Procedures Regarding Timing and Pricing of Grants. Our policy is to make grants of equity-based compensation only at current market prices. Absent special circumstances, it is our policy to make most equity grants at the February meeting of our Board. However, we make a small percentage of grants at other times throughout the year, mostly on the date of regularly-scheduled meetings of the full Board in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.

We try to make stock-based grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Instead, these grants primarily have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date. We chose the February meeting of our Board because it is the first meeting of the Board after we have publicly announced financial results for the completed year. This date also allows time for performance reviews following the determination of corporate financial performance for the previous year. This allows us to make grants at a time when our financial results have already become public. We believe we minimize the influence of our disclosures of non-public information on these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at one year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

Recoupment of Incentive Compensation (Clawbacks)

For several years, the Committee has included stringent recoupment provisions in every incentive award agreement, both long and short-term. These provisions allow the Company to recoup or forfeit compensation in the event of certain business unit or line of business losses, detrimental conduct, and financial statement restatements, after taking into account the magnitude of the loss, the employee’s involvement in the loss, the employee’s performance, and any other factors deemed appropriate.

SunTrust and the Board are committed to pursuing recoupment actions and other sanctions including termination against current and former teammates believed to have acted unethically. We have a standing committee comprised of internal leaders who track significant events for possible recoupment and other appropriate sanctions. The Compensation Committee of our Board of Directors reviews at least quarterly the status of matters tracked by this committee.

Share Ownership and Share Retention Guidelines

Although our directors and executive officers already have a significant equity stake in our company (as reflected in the beneficial ownership information contained in this Proxy Statement), we have adopted share ownership and retention guidelines for directors and for senior management to formalize these important principles of share ownership and share retention. A summary of the guidelines is provided below.

Position	Stock Ownership Guideline	Share Retention Requirement

CEO	5X Base Salary	50% retention requirement on exercised options, vested restricted stock, and vested restricted stock units for a minimum of one year

CEO’s Direct Reports	3X Base Salary	50% retention requirement on exercised options, vested restricted stock, and vested restricted stock units for a minimum of one year

We allow these officers five years from the date they became subject to the guidelines to meet this ownership requirement. We count unvested restricted stock and our common stock or its equivalent held in the 401(k) Plan and phantom shares in nonqualified plans. We do not count unvested performance shares, or vested or unvested stock options.

Executives are required to retain 50% of net shares for a minimum of one year, ensuring longer-term alignment with shareholder risk. Net shares means shares acquired from Company-sponsored incentive plans after payment of transaction costs, including exercise prices and income taxes, whether or not shares are actually sold to pay these exercise costs. We require these officers to retain at least 50% of the net shares acquired upon the vesting

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of restricted stock or restricted stock units or the exercise of an option for at least one year. Each executive officer met the requirements of this policy in 2014.

We require non-employee members of our Board to own at least 15,000 shares of our common stock, which is approximately five times their annual equity retainer. We count restricted stock, restricted stock units, and deferred or phantom stock towards this requirement. We allow members of the Board five years in which to meet this requirement. Presently, all Board members are in compliance with this requirement as it applies to them.

Anti-Hedging and Anti-Pledging Policies

None of our executive officers or directors have hedged or pledged any of their shares. In 2014, we adopted an anti-pledging policy which prohibits directors and executive officers from pledging shares of SunTrust stock except to the extent that such shares exceed the amount required to be held by them to comply with the Share Ownership and Retention Policy as it applies to them (that is, as either a director or executive officer). If our officers or directors were to pledge any of their stock, then we would disclose such pledges at “Stock Ownership of Certain Persons” in this proxy statement. In addition, in 2013 we adopted an anti-hedging policy which prohibits our executive officers and directors from hedging the risk of ownership of SunTrust stock.

Tax Considerations

We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of hindering the purpose of such compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for us where possible and where the design does not add a layer of complexity to the plans or their administration. This requires us to consider several provisions of the Internal Revenue Code. While we endeavor to use tax-efficient compensation structures when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.

Compensation Policies that Affect Risk Management

We maintain incentive compensation plans for a large number of employees in addition to our executive officers. In this section, we describe some of our policies regarding our use and management of our incentive compensation plans, and how we manage risks arising from our use of incentive compensation. We do not believe that the risks which may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

We Use Incentives Differently Based on Job Type. We have two primary short-term incentive plans. Our NEOs, senior executives, most managers and certain key employees participate in the AIP. These are employees with broader, company-wide and/or strategic responsibilities. This includes headquarters executives as well as leaders in various functions, such as Finance, Accounting, and Human Resources. The AIP provides an annual payout if performance exceeds pre-established corporate goals and/or if pre-established divisional and individual goals are achieved. For our senior executives, these awards are based entirely or primarily on corporate performance. Awards for other employees generally are funded based on 25% corporate performance, 25% line of business or functional area (e.g., Finance Department) and 50% based on an individual funding component that is triggered by meeting a minimum threshold of net income available to common shareholders. In 2014, we used net income available to common shareholders, tangible efficiency ratio, and return on average assets as the metrics for corporate performance.

Other executives and groups of employees participate in short-term incentive plans designed to support the business objectives of the line of business in which they reside. We refer to these as Functional Incentive Plans (FIPs). The primary purpose of FIPs is to drive employee behavior in a direction consistent with the business objectives of the unit, line of business, and the Company. These incentive plans are generally used to create a strong sales culture and are a focal point for setting and measuring performance.

We Create Different Incentive Plans for Different Jobs. We use FIPs to link employee compensation to the successful achievement of goals. We structure FIPs to drive behaviors that directly affect revenue or productivity, and use FIPs as the method for determining payouts to individuals based on identified performance measures. In 2014, we used 40 different FIPs. While our FIPs have many common features and plan terms, generally they are either a commission plan, incentive plan or a bonus plan. Commission plans pay based on production less a monthly draw. Incentive plans pay based on formulas tied to new sales and revenue growth above a threshold. Bonus plans provide annual discretionary awards from a pool of dollars funded through business unit profit and/or revenue performance.

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How We Manage Risks Arising From Incentive Compensation. We manage risks that may arise from our incentive compensation in several ways:

Balanced Risk-Taking Incentives. We balance incentive compensation arrangements with our financial results. We review our incentive plans regularly to ensure that they do not provide incentives to take excessive or unnecessary risks.

Controls and Risk Management. We use risk-management processes and internal controls to reinforce and support the development and maintenance of our incentive compensation arrangements.

Strong Corporate Governance. We reinforce our compensation practices with strong corporate governance. We describe the active role of the Compensation Committee of our Board in the Board Committees and Compensation Discussion and Analysis sections of this Proxy Statement. Compensation Committee governance includes a report by the Chief Risk Officer on the management of risk in our incentive plans. Additionally, senior leaders (Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Human Resources Officer, and Director of Total Rewards) regularly review the effectiveness of our incentive plans.

Use of Performance Measures that Include or Adjust for Risk. We assess the effect of risk on our incentives in several ways. Under the AIP, we use performance metrics which are closely correlated to shareholder return. These implicitly include an important risk focus. Under our FIPs, we use a variety of measures. We have expanded the use of risk-adjusted performance measures, such as return on risk-weighted assets and risk-adjusted return on capital (RAROC), within the design of some of our FIPs.

Management of Risk Realization. We also utilize a variety of techniques to address risks that we may realize.

Clawbacks and Forfeitures. We have expanded our clawback and forfeiture provisions for incentive compensation plans. We discuss these in greater detail above in “Recoupment of Incentive Compensation (Clawbacks).”

Deferred Compensation. We standardized long-term mandatory deferred cash compensation arrangements which are subject to new forfeiture provisions. We continue to monitor the use of deferred compensation from a competitive market perspective.

Qualified Production. Our incentive plans include language that reinforces our compliance and control policies. Examples include the exclusion of certain types of transactions or sales from commission calculations due to exceptions, the reduction in qualified production for certain types of higher risk products, and the potential to forfeit awards as a result of realized losses.

Other Changes. In 2009 the Federal Reserve published its “Guidance on Sound Incentive Compensation Policies,” which it finalized in 2010. Following the publication of the guidance, we began conducting comprehensive annual reviews of all of our incentive compensation plans with an emphasis on risk-adjusted pay for performance. These reviews confirmed the soundness of the design of our incentive plans for the most part but did identify some areas for improvement. As a result, during the last few years, we made several changes to our incentive compensation plans, the most significant of which were:

Reduced Sensitivity to Short-Term Performance. We “de-leveraged” total compensation in select positions by increasing base pay and reducing short-term incentives.

Senior Management Differentiation. We created a focus to distinguish senior leaders’ responsibility for profitability and influence on risk-taking, rather than on new production.

Expanded Use of Plan Limits. We expanded our use of plan features to limit compensation that otherwise might be paid in inappropriate situations. These include the increased use of clawback and forfeiture provisions for incentive compensation plans, mandatory long-term deferrals, and limiting payouts to qualified production.

Additionally, we added process enhancements which included:

Monitoring and Validation. We compare what incentives were paid in recent years relative to our performance and risk-related metrics.

Integration of Risk and Finance Functions. Risk and Finance representatives partner with FIP developers in the ongoing planning, design and implementation of FIPs to incorporate risk measures.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

Kyle Prechtl Legg, Chair	Robert M. Beall, II	Paul R. Garcia

Donna S. Morea	David M. Ratcliffe	Frank P. Scruggs, Jr.

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2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary[1]	Bonus[2]	Stock[3,4] Awards	Option[3] Awards	Non- Equity Incentive Plan Comp.	Changes in5 Pension Value and Nonqualified Deferred Compensation Earnings	All[6] Other Comp.	Total
William H. Rogers, Jr.	2014	$925,000	—	$4,819,423	—	$2,087,725	$1,237,299	$121,221	$9,190,668
Chairman and	2013	$900,000	—	$2,773,659	$811,592	$1,298,700	—	$159,651	$5,943,602
Chief Executive Officer	2012	$900,000	—	$4,640,926	$1,067,399	$1,898,100	$936,365	$99,473	$9,542,263
Aleem Gillani	2014	$600,000	—	$1,226,814	—	$768,600	$13,335	$78,562	$2,687,311
Corporate Executive V.P.	2013	$550,000	$81,150	$866,272	$253,476	$450,450	—	$87,648	$2,288,996
and Chief Financial Officer	2012	$475,000	$140,000	$2,430,908	$347,963	$541,500	$11,332	$53,640	$4,000,343
Mark A. Chancy	2014	$625,000	—	$1,925,503	—	$876,875	$307,251	$98,950	$3,833,579
Corporate Executive V.P. and	2013	$600,000	—	$1,129,545	$330,515	$538,200	—	$91,902	$2,690,162
Wholesale Banking Executive	2012	$600,000	—	$2,957,491	$434,170	$752,400	$220,233	$70,479	$5,034,773
Thomas E. Freeman	2014	$600,000	—	$1,347,859	—	$768,600	$121,975	$79,723	$2,918,157
Corporate Executive V.P.	2013	$560,000	—	$1,019,709	$298,382	$458,640	—	$92,413	$2,429,144
and Chief Risk Officer	2012	$525,000	—	$2,430,908	$347,963	$598,500	$83,768	$55,144	$4,041,283
Anil Cheriyan	2014	$500,000	—	$1,226,814	—	$640,500	—	$55,450	$2,422,764
Corporate Executive V.P.	2013	$500,000	$125,000	$866,272	$253,476	$409,500	—	$26,317	$2,180,565
and Chief Information Officer	2012	$375,000	—	$2,312,987	$577,711	$427,500	—	$7,500	$3,700,698

[1]	Mr. Cheriyan joined SunTrust on April 1, 2012; accordingly, we report a prorated amount for 2012.

[2]	For Mr. Gillani, reflects time-vested incentive cash awards granted prior to becoming an executive officer which vested in 2012 and 2013. For Mr. Cheriyan, reflects hiring bonus paid in 2013.

[3]

We report all equity awards at the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. Please refer to Note 15 to our financial statements in our annual reports for the years ended December 31, 2014, 2013, and 2012, respectively, for a discussion of the assumptions related to the calculation of such values.

[4]

For awards that are subject to performance conditions, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The maximum number of 2014 performance-based RSU (TSR/ROTCE) awards that may be earned, multiplied by the per unit accounting value for the grant of $35.24, are as follows: Mr. Rogers–$4,976,522; Mr. Gillani–$1,266,808; Mr. Chancy–$1,988,276; Mr. Freeman–$1,391,804; and Mr. Cheriyan–$1,266,808.

[5]

For 2014, the increases in the present value of accumulated benefits are primarily due to lower discount rates and updated mortality rates reflecting longer life expectancies. Please refer to footnote (1) to the Pension Benefits Table for additional information.

[6]

Total perquisites and other personal benefits for each NEO were less than $10,000 in 2014. The amount shown as “All Other Compensation” for 2014 includes the following: (a) 401(k) Company Match (includes our matching contributions to both the 401(k) Plan and the Deferred Compensation Plan) for Mr. Rogers–$114,381; Mr. Gillani–$73,942; Mr. Chancy–$92,316; Mr. Freeman–$75,103; and Mr. Cheriyan–$51,600; and (b) supplemental disability insurance premiums for Mr. Rogers–$6,840; Mr. Gillani–$4,620; Mr. Chancy–$6,634; Mr. Freeman–$4,620; and Mr. Cheriyan–$3,850.

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2014 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes awards under the Annual Incentive Plan and performance-vested and time-vested restricted stock units awards granted under the SunTrust Banks, Inc. 2009 Stock Plan, all of which are discussed in greater detail in this Proxy Statement at “Compensation Discussion and Analysis.” Half of the vested net shares awarded under the RSUs are subject to an additional one-year holding period under the Share Ownership and Share Retention Guidelines.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Award
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rogers	AIP[1]	1/1/2014	—	1,711,250	2,566,875
	RSU[2]	2/21/2014				7,532	94,145	141,218		$3,317,670
	RSU[3]	2/21/2014							40,348	$1,501,753
Gillani	AIP[1]	1/1/2014	—	630,000	945,000
	RSU[2]	2/21/2014				1,917	23,965	35,948		$844,527
	RSU[3]	2/21/2014							10,271	$382,287
Chancy	AIP[1]	1/1/2014	—	718,750	1,078,125
	RSU[2]	2/21/2014				3,009	37,614	56,421		$1,325,517
	RSU[3]	2/21/2014							16,120	$599,986
Freeman	AIP[1]	1/1/2014	—	630,000	945,000
	RSU[2]	2/21/2014				2,106	26,330	39,495		$927,869
	RSU[3]	2/21/2014							11,284	$419,990
Cheriyan	AIP[1]	1/1/2014	—	525,000	787,500
	RSU[2]	2/21/2014				1,917	23,965	35,948		$844,527
	RSU[3]	2/21/2014							10,271	$382,287

[1]

Annual Incentive Plan. Represents award opportunity under the Annual Incentive Plan (AIP). Subject to threshold performance; refer to the Compensation Discussion and Analysis for additional information. Amounts actually earned for 2014 are reported in the Summary Compensation Table in the column, “Non-Equity Incentive Plan Compensation.”

[2]

Performance-Vested RSUs-Relative TSR and ROTCE. Performance-vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. The grant cliff vests after three years (2014-2016; i.e. it does not vest at all until after three years) provided (1) an earnings-per-share hurdle is achieved, and then to the extent of (2) TSR performance relative to a peer group, and (3) ROTCE performance relative to pre-set goals. If our TSR is negative, then the award will be capped at the target amount. Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests. Executives are required to retain 50% of net shares for a minimum of one year, ensuring longer-term alignment with shareholder risk. These awards are also subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks).”

[3]

Time-Vested RSUs. Time-vested restricted stock units granted under the SunTrust Banks, Inc. 2009 Stock Plan. Awards vest pro rata annually over three years (i.e. one-third each year). In 2014, these time-vested RSUs replaced the use of stock options in order to reduce the leverage to operating results, thereby reducing potential compensation risk, but continue to align executives’ interests with shareholders through equity ownership. Awards will be denominated in and settled in shares of SunTrust common stock. Dividends will not be paid on unvested awards but instead will be accrued and reinvested in equivalent shares of SunTrust common stock and paid if and when the underlying award vests. Executives are required to retain 50% of net shares for a minimum of one year, ensuring longer-term alignment with shareholder risk. These awards are also subject to our expanded recoupment (clawback) policy. Refer to “Recoupment of Incentive Compensation (Clawbacks).”

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EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2014 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders[1]	7,727,757[2]	$43.84[3]	18,078,720[4]
Equity Compensation Plans Not Approved by Shareholders	—		—
Total	7,727,757[2]	$43.84[3]	18,078,720[4]

[1]	Consists of the 2000 Stock Plan, the 2004 Stock Plan, and the 2009 Stock Plan, as well as other plans assumed by SunTrust in connection with certain corporate mergers.

[2]	Of these, the number of outstanding full value shares (consisting of shares of restricted stock) is 2,929,859.

[3]	The weighted average remaining term of the outstanding options is 3.33 years.

[4]

Any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited again become available for use under the 2009 Stock Plan.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides information concerning exercises of stock options and the vesting of restricted stock during the most recently completed year for each of the NEOs on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting[2]
William H. Rogers, Jr.	—	—	83,795	$3,281,974
Aleem Gillani	45,565	$438,805	18,739	$715,961
Mark A. Chancy	45,000	$1,368,139	35,234	$1,380,693
Thomas E. Freeman	—	—	27,173	$1,064,225
Anil Cheriyan	—	—	21,185	$818,031

[1]	Calculated by multiplying (i) the excess of the market value at the time of exercise over the exercise price, times (ii) the number of shares for which the option was exercised.

[2]

The amount represents the sum of restricted stock and performance-based restricted stock units that vested during the fiscal year. Restricted stock vesting: Mr. Rogers–$0 Mr. Gillani–$277,385; Mr. Chancy–$0; Mr. Freeman–$0, Mr. Cheriyan-$655,579. Restricted stock units vesting: Mr. Rogers–$3,281,974; Mr. Gillani–$438,576; Mr. Chancy–$1,380,693; Mr. Freeman–$1,064,225, Mr. Cheriyan-$162,452.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market[1] Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity[1] Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
William H. Rogers, Jr.	18,000		$73.14	2/8/2015
	32,000		$71.03	2/14/2016
	35,000		$85.06	2/13/2017
	88,800		$64.58	2/12/2018
	100,000		$29.54	12/31/2018
	250,000		$9.06	2/10/2019
	84,439		$29.20	4/1/2021
	90,801		$21.67	2/14/2022
	36,708		$27.41	2/26/2023
					2/14/2015	26,300	$1,101,970
		45,399	$21.67	2/14/2022	2/14/2015	78,800	$3,301,720
					2/21/2015	13,450	$563,555
		36,707	$27.41	2/26/2023	2/26/2015
					2/14/2016			100,000	$4,190,000
					2/21/2016	13,449	$563,513
					2/26/2016	37,660	$1,577,954	18,830	$788,977
		36,706	$27.41	2/26/2023	2/26/2016			56,490	$2,366,931
					2/21/2017	13,449	$563,513	94,145	$3,944,676
Aleem Gillani		14,799	$21.67	2/14/2022	2/14/2015	8,550	$358,245
					2/14/2015	25,700	$1,076,830
					2/21/2015	3,424	$143,466
		11,464	$27.41	2/26/2023	2/26/2015
					2/14/2016			75,000	$3,142,500
					2/21/2016	3,424	$143,466
		11,464	$27.41	2/26/2023	2/26/2016	11,762	$492,828	5,881	$246,414
					2/26/2016			17,643	$739,242
					2/21/2017	3,423	$143,424	23,965	$1,004,134
Mark A. Chancy	40,000		$73.14	2/8/2015
	45,000		$71.03	2/14/2016
	42,000		$85.06	2/13/2017
	115,000		$64.58	2/12/2018
	100,000		$29.54	12/31/2018
	125,000		$9.06	2/10/2019
	27,716		$29.20	4/1/2021
	36,934		$21.67	2/14/2022
	14,949		$27.41	2/26/2023
		18,466	$21.67	2/14/2022	2/14/2015	10,700	$448,330
					2/14/2015	32,100	$1,344,990
					2/21/2015	5,374	$225,171
		14,949	$27.41	2/26/2023	2/26/2015
					2/14/2016			90,000	$3,771,000
					2/21/2016	5,373	$225,129
		14,948	$27.41	2/26/2023	2/26/2016	15,337	$642,620	7,668	$321,289
					2/26/2016			23,005	$963,910
					2/21/2017	5,373	$225,129	37,614	$1,576,027

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Executive Compensation

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Date	Number of Shares of Stock That Have Not Vested	Market[1] Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested	Equity[1] Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested
Thomas E. Freeman	18,000		$71.03	2/14/2016
	20,000		$85.06	2/13/2017
	81,400		$64.58	2/12/2018
	275,276		$9.06	2/10/2019
	27,349		$29.20	4/1/2021
	29,601		$21.67	2/14/2022
	13,496		$27.41	2/26/2023
		14,799	$21.67	2/14/2022	2/14/2015	8,550	$358,245
					2/14/2015	25,700	$1,076,830
					2/21/2015	3,762	$157,628
		13,495	$27.41	2/26/2023	2/26/2015
					2/14/2016			75,000	$3,142,500
					2/21/2016	3,761	$157,586
					2/26/2016	13,845	$580,106	6,923	$290,074
					2/26/2016			20,768	$870,179
		13,495	$27.41	2/26/2023	2/21/2017	3,761	$157,586	26,330	$1,103,227
Anil Cheriyan	11,465		$27.41	2/26/2023
	65,845		$23.68	4/24/2022
					2/14/2015	4,223	$176,944
					2/14/2015	12,669	$530,831
					2/21/2015	3,424	$143,466
		11,464	$27.41	2/26/2023	2/26/2015
		8,230	$23.68	4/24/2022	4/24/2015
					2/14/2016			62,500	$2,618,750
					2/21/2016	3,424	$143,466
		11,464	$27.41	2/26/2023	2/26/2016	11,762	$492,828	5,881	$246,414
					2/26/2016			17,643	$739,242
					2/21/2017	3,423	$143,424	23,965	$1,004,134

[1]	Market value of unearned shares that have not vested is based on the closing market price on December 31, 2014 ($41.90 per share).

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2014 PENSION BENEFITS TABLE

SunTrust previously provided its employees with certain pension benefits. These benefits were frozen at the end of 2011. As a result, beginning on January 1, 2012, pension benefits do not increase to reflect salary increases or service after December 31, 2011. Service will continue to be recognized only for the purposes of vesting and eligibility requirements for early retirement, and unvested participants may continue to accumulate service towards vesting in their frozen benefits. The net present value of the frozen benefit changes slightly from year to year as a result of increased age and changed mortality assumptions, changed interest rates and, with respect to cash balance plans, interest accruals.

Personal Pension Accounts. We amended pension benefits to provide for a cash-balance formula effective January 1, 2008 (the “Personal Pension Account”). Participants with at least 20 years’ of service elected either (i) to continue to accrue benefits under a traditional pension formula at a lower accrual rate, or (ii) to participate in a new cash balance personal pension account (PPA). The only NEO who met these criteria was Mr. Rogers. Participants with less than 20 years of service will receive their frozen accrued benefit under the traditional pension formula as of December 31, 2007 plus their account balance under the PPA. New participants after 2007 participated only in the PPA. On January 1, 2012, compensation credits under the PPAs ceased, although balances under the PPAs continue to accrue interest until benefits are distributed, and service will continue to be recognized for vesting and eligibility requirements for early retirement.

Policies on Age and Service Credit. As a general rule, we do not grant extra years of service under our qualified or nonqualified plans, and we did not grant any NEO extra years of service under our qualified or nonqualified plans. Exceptions may occur, however, in the case of mergers and acquisitions. We generally credit employees of acquired institutions for their prior service with their predecessor employer for purposes of vesting and eligibility to participate in our plans. We do not, however, normally credit prior service for purposes of benefit accrual, especially for pension purposes and retiree health, except where a merged or acquired company maintained a plan substantially similar to a SunTrust plan. In that case, we may grant prior service credit with an offset of the other plan benefit or, otherwise, we may apportion service to each benefit formula under which the service is earned. In addition, our Supplemental Executive Retirement Plan (“SERP”), which normally has cliff vesting after attainment of age 60 with 10 years’ of service, provides automatic vesting (regardless of age or service) following a change of control and upon a participant’s termination of employment for good reason or our termination of the executive’s employment without cause following our change in control (double trigger).

Benefits Available Upon Early Retirement. Most of our pension plans provide for a reduced benefit upon early retirement (retirement prior to “normal retirement age”). Normal retirement age under the SunTrust Retirement Plan and the SunTrust ERISA Excess Plan is age 65 with at least five years of service. Normal retirement age under the SunTrust SERP is age 65 with at least ten years of service. These early retirement reductions apply to accrued benefits that were frozen as of December 31, 2007 in connection with the retirement plan changes and to those who are eligible to continue accruing benefits under the 1% base pay formula. Benefits under the SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, and the SunTrust SERP are reduced 5% per year for each year prior to age 65 (unless hired by SunTrust prior to July 1, 1990, in which case the reduction applies only for retirement prior to age 60).

Form of Benefits. The normal form of benefit under the SunTrust Retirement Plan is a life annuity for an unmarried participant and a 50% joint and survivor annuity for a married participant, and a lump sum under the nonqualified plans SunTrust ERISA Excess Plan and the SunTrust SERP. A participant may elect any optional payment forms including a 75% or 100% Joint and Survivor Annuity, and, with the spouse’s written consent, if applicable, a 10-year or 20-year certain and life annuity, and a social security adjustment option, provided that these comply with Section 409A. Payment of benefits accrued and vested after 2004 from the nonqualified retirement plans may be delayed for up to six months after a participant’s separation from service because of restrictions under Section 409A of the Internal Revenue Code.

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Executive Compensation

2014 PENSION BENEFITS TABLE

Name	Plan Name	Status	Number of Years Credited Service	Present Value[1] of Accumulated Benefit	Payments During Last Fiscal Year
William H. Rogers, Jr.	SunTrust Retirement Plan[2]	vested	31.5	$1,152,562	—
	SunTrust ERISA Excess Plan[3]	vested	31.5	$1,039,587	—
	SunTrust SERP[4]	not vested	31.5	$5,512,500	—
Aleem Gillani	SunTrust Retirement Plan[2]	vested	4.7	$62,161	—
	SunTrust ERISA Excess Plan[3]	vested	4.7	$54,500	—
	SunTrust Restoration Plan[5]	not vested	4.7	$9,782	—
Mark A. Chancy	SunTrust Retirement Plan[2]	vested	10.5	$163,554	—
	SunTrust ERISA Excess Plan[3]	vested	10.5	$127,062	—
	SunTrust SERP[14]	not vested	10.5	$1,009,698	—
Thomas E. Freeman	SunTrust Retirement Plan[2]	vested	6.0	$117,059	—
	SunTrust ERISA Excess Plan[3]	vested	6.0	$101,218	—
	SunTrust SERP[4]	not vested	6.0	$573,814	—
Anil Cheriyan	N/A	N/A	N/A	—	—

[1]

Present values are based on the assumptions as used in the financial disclosures for the year ended December 31, 2014, except that no pre-retirement death, termination, or disability is assumed. These results are based on the lump sum value of each benefit payable at the earliest unreduced retirement age for the Plan. Lump sum payments are estimated based on the assumptions used for year-end 2014 financial disclosures, including a discount rate of 3.95% for the SERP, ERISA Excess Plan, and SunTrust Restoration Plan, 4.10% for the Retirement Plan, and the RP-2014 HA/EE (proj using MP-2014, unisex) mortality table.

Where applicable, PPA balances are included. PPA balances are accumulated with interest credits to the earliest unreduced retirement age and then discounted to December 31, 2014 based on the interest crediting rate and discount rate assumptions used for financial reporting purposes as of December 31, 2014.

Generally, benefits are assumed to commence at the plan’s earliest unreduced retirement age, or the current age if later. For the ERISA Excess Plan and SunTrust Retirement Plan, the earliest unreduced retirement age is either 65 (Messrs. Chancy, Freeman, and Gillani (Retirement only)) or 60 (Mr. Rogers). For the SERP (Messrs. Chancy, Freeman, and Rogers), the earliest unreduced retirement age is the same as that for the ERISA Excess Plan. For the Restoration Plan (Mr. Gillani), benefits first become payable at vesting, which occurs at age 60 and 10 years of service. For the ERISA Excess Plan, if the benefit is the PPA Balance only, the date first payable is age 55 (Mr. Gillani). The present value at the expected retirement age is discounted back to December 31, 2014 with interest only, using the discount rates mentioned above.

[2]

The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to almost all of our common law employees as of the date the plan was frozen. Benefits vest after three years’ service.

[3]

The purpose of the SunTrust ERISA Excess Plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan was limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The ERISA Excess Plan generally operates in the same manner as the SunTrust Retirement Plan and uses the same benefit formulas based on actual service and base salary (but limited under the ERISA Excess Plan to two times the annual compensation limit under the Internal Revenue Code, which is two times $245,000, resulting in a base salary limit of $490,000 for 2011, the last year of benefit accruals under the plan). Benefits vest after three years’ service.

[4]

The SunTrust Supplemental Executive Retirement Plan (SERP) was designed to provide a targeted level of post-retirement income to a highly select group of key executives who have a significant impact on our long-term growth and profitability. The SERP benefit supplements the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP delivers more competitive levels of total retirement income to our executives and aids in the retention of critical executive talent. Benefits vest at age 60 plus 10 years’ service. As with the Retirement plan and the ERISA Excess Plan, benefits under the SERP were frozen January 1, 2012.

[5]

On December 31, 2010, the Company adopted the SunTrust Restoration Plan effective January 1, 2011. The SunTrust Restoration Plan is a nonqualified defined benefit cash balance plan designed to restore benefits to certain employees that are limited under provisions of the Internal Revenue Code which are not otherwise provided for under the ERISA Excess Plan. Participation in this plan was limited to executives at certain grade levels who are designated as eligible by the Compensation Committee. The benefit formula under the SunTrust Restoration Plan is the same as the PPA under the Retirement Plan. Benefits vest at age 60 plus 10 years’ service. As with the Retirement plan and the ERISA Excess Plan, benefits under the Restoration Plan were frozen January 1, 2012.

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2014 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
William H. Rogers, Jr.	$55,500	$96,231	$116,563	—	$1,543,763
Aleem Gillani	$177,135	$55,792	$148,178	—	$1,475,845
Mark A. Chancy	$107,640	$74,166	$71,424	—	$1,186,028
Thomas E. Freeman	$150,660	$56,953	$51,045	—	$961,116
Anil Cheriyan	$181,900	$33,450	$23,464	—	$434,537

The table above provides information with respect to the SunTrust Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer up to 50% of their eligible salary plus overtime, shift differential, and vacation pay, and up to 90% of certain bonuses, including the AIP. A hypothetical account is established for each participant who elects to defer, and the participant selects investment fund options which generally are the same funds available to 401(k) plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the plan administrator.

Participant deferrals to the Deferred Compensation Plan are matched at the same rate as provided in the 401(k) plan. The matching contributions are made on eligible salary and/or bonus that exceed the federal limit of $260,000 in 2014. Participants will vest after two years of service. Participants will also be eligible to receive a discretionary contribution following the end of each plan year, dependent on the prior year’s financial performance. We made such a discretionary contribution in the first quarter of 2014 equal to 1% of eligible employees’ earnings for 2013 in excess of the federal limit on compensation.

The Deferred Compensation Plan also has frozen account balances attributable to similar plans previously maintained by SunTrust and Crestar. Amounts in frozen accounts and in matching accounts that are invested in phantom shares of our common stock may be moved to other funds. Benefits may be distributed to active employees only in the event of a hardship. Benefits are also distributable in the first quarter of the calendar year following retirement, death or other termination of employment.

The column “Executive Contributions in Last FY” reflects the aggregate amount of pay deferred to such plans by each NEO during 2014.

The column “Registrant Contributions in Last FY” reflects the Company’s aggregate contributions on behalf of each NEO during 2014. This amount generally is limited to our contributions related to participant salary and AIP deferrals to the Deferred Compensation Plan. We also make matching contributions to the 401(k) plan, but we do not include our contributions to it in this table since that plan is tax qualified. We include our matches for all plans in the “All Other Compensation” column of the Summary Compensation Table. Note that our contributions occasionally exceed the contributions of a particular executive in any given year due to the timing of matching and discretionary contributions.

The column “Aggregate Balance at Last FYE” reflects the total balance of all of the executive’s nonqualified account balances as of December 31, 2014. This number includes the following amounts that each NEO deferred which we also report in the Summary Compensation Table for 2014 or in any prior year: Mr. Rogers–$486,854; Mr. Gillani–$308,171; Mr. Chancy–$523,066; Mr. Freeman–$368,251; and Mr. Cheriyan–$166,667.

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Executive Compensation

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to an NEO at, following, or in connection with any termination of employment, including by resignation, retirement, death, disability or a constructive termination of an NEO, or a change in control or a change in an NEO’s responsibilities. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of agreements now in existence. As required by the SEC, we have assumed that employment terminated on December 31, 2014, and that the price per share of our common stock is the closing market price as of that date, which was $41.90. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the table below does not include amounts reported in the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our Executive Severance Plan or pursuant to a grandfathered change in control (CIC) agreement.

Severance. Under the Executive Severance Plan, which we adopted in 2014, executives will receive severance upon (1) their involuntary termination of employment in connection with a reduction in force; job elimination; consolidation, merger or divestiture; or changes to the NEO’s existing position where it is no longer an “equivalent position”, or (2) a change in control, where the NEO’s employment is terminated without cause, or (3) the NEO resigns for good reason during the 2-year period following the change in control. Generally, NEOs other than the CEO will receive an amount equal to 1.5 times their base salary, and the CEO will receive an amount equal to 2 times his base salary, except that all NEOs will receive an amount equal to 2 times their base salary and target bonus and a pro-rated portion of the annual bonus earned in the year of termination upon a termination of employment in connection with a change in control.

One purpose of the Executive Severance Plan is to replace existing CIC agreements. However, those agreements are not immediately terminable. During a transition period, NEOs will continue to receive the benefit under the CIC agreement instead of the benefit under the Executive Severance Plan. Each named executive officer’s CIC agreement will terminate on the following dates:

NEO	CIC Termination Date
William H. Rogers, Jr.	August 5, 2016
Aleem Gillani	May 11, 2016
Mark Chancy	August 5, 2016
Thomas E. Freeman	August 8, 2016
Anil Cheriyan	April 12, 2016

Each CIC agreement with our NEOs has a so-called “double trigger,” meaning we would make payments only upon a change in control and only if we terminate an executive without “cause” or the executive resigns for “good reason.” We will pay an amount up to 2 times (3 times for certain officers) the sum of (1) the highest annual base salary for the previous 12 months, and (2) the greater of the target annual bonus to be paid under the AIP or the average AIP bonus paid to the executive over the preceding three years. We would pay such amount in a lump sum within 30 days following such a termination. In addition, upon such triggering event, all outstanding stock options would vest immediately and all restrictions on restricted stock would lapse. We will pay the executives’ pro rata AIP award as of the termination date based on the higher of target or the projected bonus based on the number of days completed during the performance period. We will also provide the executive with continuing coverage under our medical, dental and life insurance plans for 2 or 3 years following the change in control date. Finally, for NEOs with CIC agreements made prior to October 2010 (grandfathered participants), the CIC agreements require us to reimburse certain taxes if any of the foregoing benefits trigger the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. CIC agreements made since October 2010 do not include such a provision. Instead, these agreements provide for a “best of net” treatment. This means that, in the event a payment to the executive in connection with termination of employment which would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the executive would receive the greater of a payment that is reduced to the extent necessary to avoid such excise tax or the “net after-tax benefit” which is what the payment would be if such reduction were not made and the executive paid the excise tax. All of such benefits are conditioned upon the executive providing us with a release of all claims and agreeing to non-competition, non-solicitation-of-customers and employees, non-disclosure, and non-disparagement restrictions for up to three years.

Accelerated Vesting of Short-Term Incentives. The AIP has an annual performance measurement period which ends on the last day of our fiscal year. SEC regulations require us to assume that a change in control occurs on the last day of our most recently completed fiscal year. As a result, AIP would pay out based on the achievement of AIP goals for the completed year, and we

38	SunTrust Banks, Inc. - 2015 Proxy Statement

Executive Compensation

would not enhance such payment regardless of the circumstances of the termination of the executive. Upon a change in control that occurred on a date other than the last day of our fiscal year, generally we would make only a pro rata payment to AIP participants for the partial year up to the date of a change in control.

Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock and stock options. Terms of accelerated vesting for various long-term grants upon various termination scenarios are described below. Long-term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement, but remain subject to forfeiture during the normal vesting and/or performance period set forth in the award after retirement if the participant fails to perform non-competition, non-solicitation of customers and clients, non-disclosure, and non-disparagement covenants included within each award agreement.

Time Vested Stock Options, Restricted Stock, and Restricted Stock Units. Stock options and restricted stock grants generally vest annually pro rata (i.e. one third on each anniversary of the grant date), provided the executive has remained an active employee from the grant date through the vesting date. Unvested stock options and restricted stock grants vest in full upon an NEO’s termination of employment by reason of death or disability. Upon a change in control followed by termination of the executive’s employment by us “without cause” or by the executive for “good reason,” these grants normally would also vest in full. They also vest pro rata if we terminate the executive by a reduction-in-force prior to the vesting date. Upon termination of employment under any other circumstances, the executive forfeits his unvested stock options and restricted stock, and even though he may be vested in his stock options, the executive forfeits any that are outstanding if he is terminated for cause. We calculated the value of options which vest pro rata upon termination by multiplying a prorated number of shares times the difference between the closing price of our common stock on December 31, 2014 of $41.90 and the exercise price of the options. Where the exercise price is greater than the closing price on the last day of the fiscal year, we disclose zero value. For restricted stock, we calculated the value by using our stock price on December 31, 2014 of $41.90.

Performance Vested Restricted Stock Units. Generally, following a change in control, performance vested restricted stock awards accelerate and will be paid immediately. The amount paid varies depending on performance up to the time of the change in control. A prorated amount will be paid for the portion of the award from the beginning of the performance cycle to the date of the change in control based on actual performance up to the date of the change in control, and a second prorated amount will be paid for the portion of the award from the change in control until the end of the performance period based on target performance. Similarly, unvested performance vested restricted stock generally vests in full upon an NEO’s termination of employment by reason of death or disability based on actual performance through December 31, 2014.

Retirement Plans. Benefits under the Retirement Plan and ERISA Excess Plan vest after three years of service, and under the Restoration Plan and the SunTrust SERP at age 60 with ten years of service. Once vested, employees are entitled to pension benefits upon termination of employment. All of our NEOs are vested in their SunTrust Retirement Plan and ERISA Excess Plan benefits other than Mr. Cheriyan, who does not participate in these plans because he joined SunTrust after we froze those plans. The benefits under these plans are not enhanced upon any termination.

The only enhancement to retirement benefits occurs under the SERP for unvested participants in the event of a change in control. Messrs. Rogers, Chancy and Freeman are not vested in their SERP benefits. We froze the SERP to new participants before Messrs. Gillani and Cheriyan were eligible to participate. Following a change in control, if we terminate without cause, an NEO who participates in the SERP and who is not already vested in the SERP (Messrs. Rogers, Chancy and Freeman) would immediately vest in his SunTrust SERP.

In the event that a NEO becomes disabled on a long-term basis, his employment would not necessarily terminate. Therefore, we do not disclose any amount in the table below for the retirement plans. However, once disabled, the executive officer may continue to accrue service (vesting) credit under these plans, and we report the net present value of such enhancements as of the end of our most recently-completed year in the footnotes to the table below.

The SunTrust Retirement Plan, the SunTrust ERISA Excess Plan, the SunTrust SERP, and the SunTrust Restoration Plan were each amended effective January 1, 2012 to cease all future benefit accruals. As a result, the traditional pension benefit formulas (final average pay formula) do not reflect salary increases or service after December 31, 2011, and compensation credits under the Personal Pension Accounts (cash balance formula) ceased. However, interest credits under the Personal Pension Accounts continue to accrue until benefits are distributed and service will continue to be recognized for vesting and eligibility for early retirement.

SunTrust Banks, Inc. - 2015 Proxy Statement	39

Executive Compensation

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Executive Benefits and Payments upon Termination	Voluntary		Involuntary Not for Cause		For Cause	Involuntary or Good Reason (CIC)	Death		Disability
William H. Rogers, Jr.
Severance	—		$1,850,000		—	$5,272,500	—		—
Long-Term Incentives	—	[3]	$4,888,731	[1]	—	$21,969,134	$17,650,771	[6]	$17,650,771	[6]
Retirement Plans[2]	—		—		—	$6,407,773	—		—	[4]
Other Benefits[5]	—		—		—	$16,368,067	—		—
Aleem Gillani
Severance	—		$900,000		—	$2,460,000	—		—
Long-Term Incentives	—		$1,419,922	[1]	—	$8,482,786	$5,186,238	[6]	$5,186,238	[6]
Retirement Plans[2]	—		—		—	—	—		—	[4]
Other Benefits[5]	—		—		—	$5,894,776	—		—
Mark A. Chancy
Severance	—		$937,500		—	$4,031,2500	—		—
Long-Term Incentives	—		$1,955,094	[1]	—	$11,039,641	$7,134,072	[6]	$7,134,072	[6]
Retirement Plans[2]	—		—		—	$1,217,367	—		—	[4]
Other Benefits[5]	—		—		—	$8,704,263	—		—
Thomas E. Freeman
Severance	—		$900,000		—	$2,460,000	—		—
Long-Term Incentives	—	[3]	$1,531,752		—	$8,969,034	$5,649,672	[6]	$5,649,672	[6]
Retirement Plans[2]	—		—		—	$301,289	—		—	[4]
Other Benefits[5]	—		—		—	$5,685,769	—		—
Anil Cheriyan
Severance	—		$750,000		—	$2,050,000	—		—
Long-Term Incentives	—		$1,086,040	[1]	—	$7,029,174	$4,281,222	[6]	$4,281,222	[6]
Retirement Plans[2]	—		—		—	—	—		—
Other Benefits[5]	—		—		—	$60,559	—		—

[1]	Reflects vesting of outstanding awards pro rata through the date of termination.

[2]

Except where indicated, the NEOs would not receive any enhanced payments under the retirement plans as a result of the termination trigger. We disclose the amounts related to the retirement plans and the plans in which each NEO participates in the Pension Benefits and the Nonqualified Deferred Compensation Tables and accompanying narratives and notes.

[3]

Messrs. Rogers and Freeman were retirement eligible on December 31, 2014. If they had retired on such date, their outstanding awards would not have automatically vested. Therefore, we report zero value in the table above. However, their awards will vest in the future if they perform certain non-competition, nondisclosure, and non-disparagement covenants following their retirement through the end of the respective vesting periods. The values of such awards at December 31, 2014 were $26,051,341 and $8,292,011, respectively, assuming eventual payout of performance awards based on the maximum performance level.

[4]

Had any of our NEOs become disabled on December 31, 2014 they would not have been eligible for a benefit to commence immediately. However, they may maintain disability leave employment and could eventually vest into any unvested benefits shown in the 2014 Pension Benefits Table.

[5]	Other Benefits includes disability payments, benefit continuation payments and/or tax gross-ups under grandfathered CIC agreements, if applicable.

[6]

Stock options and restricted stock vest in full upon a NEO’s termination of employment by reason of death or disability. Similarly, performance vested restricted stock generally vests upon a NEO’s termination of employment by reason of death or disability based on actual performance through December 31, 2014.

40	SunTrust Banks, Inc. - 2015 Proxy Statement

Advisory Vote on Executive Compensation (Item 2)

Advisory Vote on Executive Compensation (Item 2)

RESOLVED, that the holders of common stock of SunTrust Banks, Inc. approve the compensation paid to the Company’s named executive officers as described in the Compensation Discussion and Analysis (beginning at page 17 of this Proxy Statement), the Summary Compensation Table (at page 30 of this Proxy Statement), and in the other executive compensation tables and related narrative disclosure (which appear at pages 30-40 of this Proxy Statement).

We believe that our compensation policies and procedures are competitive and, to the extent permitted by banking regulations, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular and narrative disclosure which follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, beginning with direct compensation (base salary, short-term incentives, and long-term incentives) and ending with indirect, long-term compensation (retirement benefits). In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our Compensation Committee.

In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

We believe our NEO compensation is aligned with shareholders because:

•	We pay at the median of peer practice. We benchmark total direct compensation as well as each component of total direct compensation.

•	We attempt to tie compensation to performance. In 2014,

•	88% and 82% of CEO and NEO target total direct compensation was at risk, and

•	68% and 64% of CEO and NEO target total direct compensation was performance-based. Refer to our discussion of “Pay for Performance” at pages 19-20.

•	We generally use objective criteria and attempt to use performance metrics which relate to our business priorities. For example, the efficiency ratio has been part of our incentive plans for 3 years.

•	Our total shareholder return was 16% in 2014.

Your vote is advisory and will not be binding upon our Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements, and our current intention is to provide such an advisory vote annually. This advisory vote is provided pursuant to the Securities Exchange Act of 1934.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of the Named Executive Officers.

SunTrust Banks, Inc. - 2015 Proxy Statement	41

Audit Fees and Related Matters

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2014 and 2013 respectively and fees billed for other services it rendered during those periods.

	(in millions)
Year Ended December 31	2014	2013
Audit Fees[1]	$8.10	$8.43
Audit Related Fees[2]	$2.51	$2.12
Tax Fees[3]	$0.40	$0.36
All Other Fees[4]	$1.80	$0.15
Total	$12.82	$11.06

[1]

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

[2]

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, service organization control reports, audits of our benefit plans, audits of certain investment funds advised by SunTrust subsidiaries, and accounting consultations regarding the application of GAAP.

[3]	Tax Fees consist of the aggregate fees billed for professional services rendered by the auditor for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.

[4]	All Other Fees consists of costs related to annual cash management surveys and advisory services related to regulatory reporting, business process improvement, and data governance.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Ernst  & Young LLP.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

42	SunTrust Banks, Inc. - 2015 Proxy Statement

Ratification of Independent Auditor (Item 3)

Ratification of Independent Auditor (Item 3)

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent, external auditor of our financial statements. The independent, external auditor is appointed annually. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the external auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with our internal audit, and the estimated audit fees for the coming year.

The Audit Committee has appointed Ernst & Young LLP as our independent, external auditor for the current year, which ends December 31, 2015, subject to ratification by a majority of the shares represented at the Annual Meeting. Management considers Ernst & Young LLP to be well qualified, and the Audit Committee believes that the continued retention of Ernst & Young LLP to serve as our independent, external auditor to be in the best interests of the Company and its shareholders. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst & Young LLP, it is contemplated that the appointment of Ernst & Young LLP will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Ernst & Young LLP has been appointed continuously since 2007. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent, external audit firm. The Audit Committee is directly involved in the selection of Ernst & Young LLP lead engagement partner, and is responsible for the negotiation of audit fees payable to Ernst & Young LLP.

Representatives of Ernst & Young LLP (our independent, external auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as our independent, external auditor.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 with management and with Ernst & Young LLP, the independent auditor for the year ended December 31, 2014. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The discussions with Ernst & Young LLP also included the matters required by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence. The Audit Committee discussed the independence of Ernst & Young LLP with Ernst & Young LLP.

Based on the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP and the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

Thomas R. Watjen, Chairman	Robert M. Beall, II	Kyle Prechtl Legg

William A. Linnenbringer	Phail Wynn, Jr.

SunTrust Banks, Inc. - 2015 Proxy Statement	43

Shareholder Proposal (Item 4)

Shareholder Proposal (Item 4)

We have received notice of the intention of shareholders to present a proposal for voting at the 2015 Annual Meeting. The text of the shareholder proposal and supporting statement appears exactly as received by us. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponents of that shareholder proposal. We will provide the names, addresses, and shareholdings (to our Company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302, (404) 588-7711.

The Board recommends a vote AGAINST the following shareholder proposal based on broader policy reasons as set forth in our statement in opposition following the shareholder proposal. In our statement in opposition, we have not attempted to refute all of the assertions made about SunTrust in the shareholder proposal.

RESOLVED, that shareholders of SunTrust Banks, Inc. (“SunTrust”) urge the board of directors (“Board”) to adopt a policy (the “Policy”) that SunTrust will disclose annually whether it, in the previous fiscal year, recouped any incentive compensation from any senior executive or caused a senior executive to forfeit an incentive compensation award as a result of applying SunTrust’s recoupment policy. “Senior executive” includes a former senior executive.

The policy should provide that the general circumstances of the recoupment will be described. The Policy should also provide that if no recoupment of the kind described above occurred in the previous fiscal year, a statement to that effect will be made. The disclosure requested in this proposal is intended to supplement, not supplant, any disclosure of recoupment or forfeiture required by law or regulation.

SUPPORTING STATEMENT

As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We believe disclosure of the use of recoupment provisions would reinforce behavioral expectations and communicate concrete consequences for misconduct.

SunTrust has mechanisms to recoup certain incentive compensation. Incentive compensation paid to a named executive officer or any of the next 20 most highly compensated employees that was based on financial metrics which prove to have been materially inaccurate may be recouped. (Although SunTrust’s 2011 Proxy Statement indicates that this provision was added to comply with requirements for participating in the Treasury Department’s Capital Purchase Program, more recent Proxy Statements have not indicated that this provision’s duration is limited.) The Compensation Committee also has discretion, taking into account several factors, to recoup all or part of an unvested Long-Term Incentive award or shares held by an employee under the one-year hold requirement if a loss occurs in a line of business. The Compensation Committee may recoup incentive compensation if an employee is determined to have engaged in conduct detrimental to SunTrust, defined to include fraud or dishonesty, unethical conduct and conduct causing reputational harm to SunTrust or its clients. (2014 Proxy Statement, at 30 & App. B.)

In 2014, SunTrust settled for nearly $1 billion federal and state charges of abuses in making home loans and packaging them into securities. SunTrust also agreed to pay up to $320 million to settle federal claims regarding the company’s mismanagement of the Home Affordable Modification Program. In 2012, SunTrust settled a whistleblower case alleging that SunTrust defrauded veterans and the government by charging improper fees on home refinance loans for veterans, paying over $10 million, and agreed to pay $21 million to settle a federal government action for racially discriminatory lending.

SunTrust has not made any proxy statement disclosure regarding the application of its recoupment policy in response to the conduct described above, which may meet the definition of detrimental conduct, or other misconduct. We are sensitive to privacy concerns and urge SunTrust’s policy to provide for disclosure that does not violate privacy expectations (subject to laws requiring fuller disclosure).

We urge shareholders to vote FOR this proposal.

44	SunTrust Banks, Inc. - 2015 Proxy Statement

Statement of the Board of Directors in Opposition to the Shareholder Proposal

Statement of the Board of Directors in Opposition to the Shareholder Proposal

The Board believes that compensation policies should promote sustainable value creation. The Board believes that the current structure of SunTrust’s compensation programs and incentive compensation recoupment practices are appropriate and effective and provide a balanced approach to aligning the interests of our senior executives with the interests of shareholders. The Board also believes that the Proposal is not in the best interests of SunTrust and its shareholders for the following reasons:

We have strong recoupment language in all incentive award agreements. Our 2009 Stock Plan and award agreements under the plan (which are our long-term incentives), and our Annual and Functional Incentive Plans (which are our short-term incentives), contain broad language regarding clawbacks. Specifically, these provide that the Committee retains the right at all times to decrease or terminate all awards and payments under the Plan. These rights are broad, and may be triggered not only for misconduct and financial statement errors, but also for line of business or business unit loss, and individual conduct that is detrimental to the Company.

We have strong governance around recoupment decisions. We have a standing committee comprised of internal leaders who track significant events for possible recoupment and other appropriate sanctions. The Compensation Committee of our Board of Directors reviews at least quarterly the status of matters tracked by this committee.

Existing SEC rules already require significant disclosure. SEC disclosure requirements already require us to disclose in our annual proxy statement when compensation has been recouped, and the amount recouped, from our NEOs. Moreover, where necessary to an understanding of our compensation policies and compensation decisions regarding the NEOs, we already must disclose in our annual proxy statement the reasons for the recoupment and how we determined the amount to be recovered.

The Dodd-Frank Act requires the SEC to adopt rules regarding recoupment. In addition, Section 954 of the Dodd-Frank Act mandates that the SEC adopt rules related to the recoupment of executive compensation. The SEC has not yet adopted the required rulemaking. Once these rules have been finalized, the Board will reexamine its current policies and determine whether changes are needed.

Proxy disclosures should be consistent with longstanding law and policy regarding disclosure of executive officer compensation. Presently, the compensation disclosures in our proxy statement focus on compensation decisions and practices of the Compensation Committee as they apply to certain officers whose compensation is set or overseen by the Committee. This is primarily our executive officers, who are the CEO and his direct reports. We believe that providing an annual report on recoupment in the proxy statement that extends beyond the officers whose compensation is administered by the Committee is overbroad and not likely to provide much useful information to our shareholders. Also, an overbroad policy may interfere with internal discipline processes and may discourage proactive, internal reporting and impair investigatory processes which may be necessary to promptly identify some adverse incidents.

The Proposal ignores alternatives to recoupment. Recoupment of compensation is not the only sanction that SunTrust may impose on teammates who violate company policies or otherwise act contrary to the best interests of our company. For example, a teammate’s misconduct may result in his or her immediate termination from the Company. Thus, producing the report requested by the proponent, which would focus solely on recoupment or forfeiture of incentive compensation, could present an incomplete and misleading picture of the full range of the Company’s alternatives and actions to penalize and deter teammate misconduct. Other alternatives include consideration of such matters in future compensation decisions, demotion, termination of employment, reduced or zero funding for an incentive, and forfeiture of current or prior awards.

Recoupment decisions are best made on a case by case basis. The proposal also calls for us to disclose the general circumstances of recoupment from a senior executive. Decisions to disclose information, taking into account applicable legal requirements, the desire of shareholders to receive information, privacy, confidentiality and commercial considerations, and other matters, are properly made on a case-by-case basis. Also, the Company has a responsibility to consider, prior to pursuing recoupment, the expected costs (if any) to recoup compared to the benefits of recoupment, including whether the teammate is still employed by the Company, the amount to be recouped, the availability of assets to satisfy the recoupment. Mandating a report may deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information. It might also diminish the relevance of the role of unique facts and circumstances, including the executive’s relative degree of culpability and any other unique or mitigating circumstances, the availability of other sanctions, and the cost/benefit analysis regarding any particular alternative.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

SunTrust Banks, Inc. - 2015 Proxy Statement	45

Stock Ownership of Directors, Management, and Certain Principal Shareholders

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND CERTAIN PRINCIPAL SHAREHOLDERS

The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of December 31, 2014 by (i) the executive officers named in the 2014 Summary Compensation Table, (ii) all current directors and persons nominated to become directors, (iii) all current directors and executive officers as a group, and (iv) all persons known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of our common stock. Also, as of December 31, 2014, none of our directors or executive officers beneficially owned any shares of our preferred stock. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name. None of our executive officers or directors have hedged or pledged any of their shares.

Name	Common Stock	Options[1] Exercisable Within 60 Days	Total Beneficial Ownership	Percent[2] of Class	Additional[3] Ownership
Robert M. Beall	29,133		29,133	*
Mark A. Chancy[4,5]	79,693	480,014	559,707	*	25,606
Anil Cheriyan[5]	16,892	97,458	114,350	*	13,075
Paul R. Garcia	—		—	*
Thomas E. Freeman[4,5]	42,419	493,415	535,834	*	18,536
Aleem Gillani[4,5,6]	128,109	26,264	154,373	*	17,088
David H. Hughes[7]	83,373		83,373	*
M. Douglas Ivester	100,000		100,000	*	74,438
Kyle Prechtl Legg	22,297		22,297	*
William A. Linnenbringer	20,533		20,533	*
Donna S. Morea	12,369		12,369	*
David M. Ratcliffe	20,000		20,000	*	25,315
William H. Rogers, Jr.[4,5]	146,222	567,853	714,075	*	86,699
Frank P. Scruggs, Jr.	7,301		7,301	*
Thomas R. Watjen	17,933		17,933	*
Phail Wynn, Jr.	17,611		17,611	*	19,903
All Directors, Nominees, and Executive Officers as a Group (21 persons)	840,486	2,277,135	3,117,621	*	322,515
Principal Shareholders
BlackRock, Inc.[8]	51,286,867		51,286,867	9.71%
FMR LLC[8]	30,409,469		30,409,469	5.76%
The Vanguard Group[8]	27,007,223		27,007,223	5.11%

*	Less than 1% of the outstanding shares of our common stock.

[1]	Pursuant to SEC Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options or stock equivalents exercisable within 60 days.

[2]

Based on 525,841,137 shares of our common stock outstanding on December 31, 2014, plus 2,277,135 shares that are the subject of stock options exercisable within 60 days following such date or phantom stock in accordance with SEC Rule 13d-3.

[3]

Represents certain phantom stock not deemed equivalent to common stock under SEC Rule 13d-3. A number of our directors and executive officers have either received awards or deferred the receipt of fees or salary payable to them, with their ultimate payout determined as if such awards or deferred pay had been invested in shares of SunTrust common stock. Amounts reported include phantom shares credited under the SunTrust Deferred Compensation Plan, the SunTrust Directors Deferred Compensation Plan, and restricted stock units granted under the SunTrust 2004 Stock Plan and the SunTrust 2009 Stock Plan.

[4]	Includes shares held for the benefit of the NEO under SunTrust’s 401(k) Plan: Mr. Chancy—1,294; Mr. Freeman—640; Mr. Gillani—6,996; Mr. Rogers—7,944.

[5]

Includes stock options with exercise prices ranging as follows: Mr. Chancy, from $9.06 to $85.06; Mr. Cheriyan, from $23.68 to $27.41; Mr. Freeman, from $9.06 to $85.06; Mr. Gillani, from $21.67 to $27.41; and Mr. Rogers, from $9.06 to $85.06.

[6]	Includes 2,300 shares held in custodial accounts for a family member, for whom Mr. Gillani disclaims beneficial ownership.

[7]

Includes 16,799 shares owned by Mr. Hughes’ spouse, who has sole voting and investment power over such shares, and for which Mr. Hughes disclaims beneficial ownership, and 800 shares owned by trusts, over which he has shared voting power.

[8]

Based solely upon our review of a Schedule 13G filed by the shareholder which provides information as of December 31, 2014. BlackRock, Inc., 40 E. 52nd St., New York, NY 10022; FMR LLC, 245 Summer Street, Boston, Massachusetts 02210; The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

46	SunTrust Banks, Inc. - 2015 Proxy Statement

SUNTRUST

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2015.

Vote by Internet

- Go to **www.investorvote.com/STI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

+

The Board recommends voting FOR all nominees:

1. Proposal to elect as Directors to serve until the Annual Meeting of Shareholders in 2016.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert M. Beall, II	☐	☐	☐	05 - Kyle Prechtl Legg	☐	☐	☐	09 - William H. Rogers, Jr.	☐	☐	☐
02 - Paul R. Garcia	☐	☐	☐	06 - William A. Linnenbringer	☐	☐	☐	10 - Frank P. Scruggs, Jr.	☐	☐	☐
03 - David H. Hughes	☐	☐	☐	07 - Donna S. Morea	☐	☐	☐	11 - Thomas R. Watjen	☐	☐	☐
04 - M. Douglas Ivester	☐	☐	☐	08 - David M. Ratcliffe	☐	☐	☐	12 - Dr. Phail Wynn, Jr.	☐	☐	☐

The Board recommends voting FOR proposals 2 and 3.

The Board recommends voting AGAINST proposal 4.

	For	Against	Abstain
4. Shareholder proposal regarding recoupment disclosure.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

1 U P X +

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SUNTRUST

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

The Board recommends voting FOR all nominees:

1. Proposal to elect as Directors to serve until the Annual Meeting of Shareholders in 2016.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert M. Beall, II	☐	☐	☐	05 - Kyle Prechtl Legg	☐	☐	☐	09 - William H. Rogers, Jr.	☐	☐	☐
02 - Paul R. Garcia	☐	☐	☐	06 - William A. Linnenbringer	☐	☐	☐	10 - Frank P. Scruggs, Jr.	☐	☐	☐
03 - David H. Hughes	☐	☐	☐	07 - Donna S. Morea	☐	☐	☐	11 - Thomas R. Watjen	☐	☐	☐
04 - M. Douglas Ivester	☐	☐	☐	08 - David M. Ratcliffe	☐	☐	☐	12 - Dr. Phail Wynn, Jr.	☐	☐	☐

The Board recommends voting FOR proposals 2 and 3.

The Board recommends voting AGAINST proposal 4.

	For	Against	Abstain
4. Shareholder proposal regarding recoupment disclosure.	☐	☐	☐

1 U P X

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SUNTRUST

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

- Go to **www.investorvote.com/STI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.investorvote.com/STI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.investorvote.com/STI**.
Step 2: Click on the icon on the right to view current meeting materials.
Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 18, 2015 to facilitate timely delivery.

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Notice of Annual Meeting of Shareholders & Admission Ticket

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3:

1. Shareholder proposal regarding recoupment disclosure.

THIS IS NOT A PROXY CARD. To vote your shares on a proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet by following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.investorvote.com/STI.** Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials SunTrust Banks, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 18, 2015.

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